UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MillerKnoll, Inc.

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To our shareholders:

Max De Pree, an early CEO of Herman Miller, famously said, "We cannot become what we need to be by remaining what we are." We have long believed that continuous evolution is critical to our success, and we have reinvented ourselves many times throughout our history in response to a changing world.

Fiscal 2022 was a transformational year. We acquired Knoll and created MillerKnoll, a collective of dynamic brands that comes together to design the world we live in.

Achieving More as MillerKnoll

There are many reasons why it made sense to take the bold step of bringing two design and industry icons together during a period of pandemic-driven uncertainty. The most important reason is simple: we can achieve more as MillerKnoll.

In bringing together the best parts of each of our brands—design portfolios, innovation pipelines, digital expertise, operational discipline, global dealer networks, distribution channels, manufacturing and fulfillment capabilities, and the most talented teams in the industry—we have created a global design leader and a more profitable company.

We have more talent, more resources, and more products. We will have a far greater impact together than we could have had separately.

As MillerKnoll, we will create shareholder value by optimizing our strengths and investing to drive growth at a pace that would have taken us decades, to achieve as separate companies.

A thriving MillerKnoll also creates more opportunities for us to invest in our communities. We can take a longer-term approach to sustainability and designing a greener future. We can build a vibrant culture that embraces diversity, equity, belonging, and inclusion and provides more opportunities for fulfilling careers for our people around the world.

Our first year together was a testament to the strength of our new company. We delivered solid financial results, overcame extremely volatile macroeconomic conditions, and embarked on a journey to design the company we aspire to be.

We closed fiscal 2022 with consolidated sales of $3.95 billion, which reflected an increase of 60.1% from the prior year on a reported basis and an increase of 13.6%(*) on an organic basis. We reported a net loss per share on a GAAP basis of $0.37 for fiscal 2022 compared to diluted earnings per share of $2.94 last year. On an adjusted basis, we delivered earnings per share of $1.92(*) compared to $3.07(*) in fiscal 2021.

Delivering Integration Milestones in Our First Year as MillerKnoll

Fiscal 2022 kicked off our multiyear integration journey to bring MillerKnoll to life. Our integration plans are thoughtfully crafted to ensure we preserve the best of each of our unique brands while also establishing a strong foundation from which to build for the future.

Our teams have done an exceptional job implementing the critical first-year initiatives that will define and differentiate MillerKnoll for years to come.

Our confidence has only grown over the past year, as it has become even clearer just how much benefit there is to MillerKnoll. Reflecting that confidence, we increased our cost synergies commitment to $120 million by the end of three years following the acquisition date. As of the close of our first fiscal year as MillerKnoll, we had already captured $66 million in run-rate savings.

MillerKnoll

* Non-GAAP measurements; see accompanying reconciliations and explanations.

Leading the Transformation of the Global Workplace

Perspectives about how and where work should be done have been dramatically altered by the pandemic. We believe a high-performing workplace is a critical strategic tool and competitive differentiator. That said, organizations must continue to transform their workplaces to remain relevant in this new era of work.

MillerKnoll is uniquely positioned to support the ongoing evolution of the workplace. We are a founding member of Future Forum, a consortium of global thought leaders who are working together to understand and build best practices for the future of work. As a member of Future Forum, we have access to leading research and global experts, as well as direct contact with key clients and executives from the largest and most influential organizations. We are applying what we're learning to design new solutions for the future of work.

Organizations around the world are turning to us to help them reenvision their physical spaces and activate plans to create destination workplaces. Our customers are seeking premium solutions that help them create compelling and amenity-rich experiences designed to attract talent and enable people to do their best work. Our thought leadership, innovative product design capabilities, and long-standing relationships with influencers—including industrial designers, architects, interior designers, and facility managers—give us unique visibility into workplace trends and position us as a leading provider for commercial interiors around the world.

And now, with one of the largest and most capable dealer networks in the world, we have the distribution footprint necessary to support our clients globally. One of our most important first-year integration priorities was creating the MillerKnoll Dealer Network, which we introduced on June 1, 2022. Today we have more than 280 North America–based MillerKnoll dealers.

We further cemented our position as the preeminent leader in modern design by introducing new products across our collective of brands, forging new partnerships with designers and thought leaders around the world, extending our global digital and brick-and-mortar presence, and making important progress toward our goal of designing a more sustainable and equitable world.

We put in place a new global organization structure purposefully designed to enable our corporate strategy, and we drove growth across the collective.

Our expanded global operational footprint provided immediate competitive advantage as we leveraged our scale to secure new suppliers, move production to locations where materials and labor were available, and build localized inventory for our highest-demand products.

Despite the challenge of supply chain disruptions in fiscal 2022, lead times and reliability at the end of the year had returned to near normal levels on almost all products, and our deployment of the MillerKnoll Production System across our global operations will enable an even more agile and responsive capability for the future.

As we move into our second year as MillerKnoll, we are guided by our purpose—design for the good of humankind—and focused on delivering against our strategy to create value for all our stakeholders by harnessing the full potential of our collective of brands and driving growth across all business segments, geographies, and customer groups.

DESIGN WITHIN REACH

While we are still in the early stages of bringing our dealer network to life, we are already seeing the benefits. Our dealers are leveraging our collective of brands to drive meaningful engagements and secure project wins across customer types, industries, and regions. They have embraced MillerKnoll with enthusiasm and optimism, and we are excited to work alongside them to further strengthen the relationships we have with our clients and drive growth for our entire ecosystem.

Our progress toward bringing MillerKnoll to our Contract clients was not limited to North America. Fiscal 2022 was a breakout year for our International business, which saw record order and sales growth. We began enabling the dealers across our International footprint to cross-sell products from the MillerKnoll collective of brands, with an initial pilot program that included dealers in 17 countries on three continents. We will extend the reach of MillerKnoll in fiscal 2023 by adding dealers from the Middle East and Africa to our cross-sell program, and we will continue to bring new solutions and capabilities to this important, and growing, segment.

Differentiating MillerKnoll through Our Growing Retail Business

Our Retail business remains a distinct competitive advantage and has been key to our recent success, helping offset the initial fallout from the pandemic and fueling considerable growth in the two years since. Retail delivered $857 million in sales for fiscal 2022, up 12% from last year and 116% higher than two years ago.

We are reaching more customers, in more ways, than ever before. At the close of the fiscal year, we had 70 stores and studios in our global fleet. We added nine Herman Miller retail stores, including three in Japan, and we expanded the HAY House in Copenhagen in fiscal 2022. Our stores continue to be an important part of the customer journey, and in fiscal 2023 we will focus on optimizing the larger fleet we now have.

Consumers expect retailers to deliver a seamless online shopping experience. As a premier lifestyle brand, we are advancing our digital capabilities as part of our strategic priority to become a more digitally enabled enterprise. At the close of fiscal 2022, we had 30 eCommerce sites, supporting customers in a variety of regions and countries around the world, including 24 International sites. In fiscal 2022, Holly Hunt introduced eCommerce capabilities for the first time in the brand's history, and we launched eight new sites across Europe and APMEA, including new Herman Miller, Herman Miller Gaming, and Fully sites. These global online stores are key to extending the reach of our Retail segment beyond North America, and we have plans to further extend our global eCommerce capabilities in fiscal 2023.

Our strategy to transform our Retail business includes investing in the capabilities that will enable us to operate as a best-in-class retailer. We introduced improved planning and inventory management tools, a modernized point of sale system, and more dynamic marketing and data analytic capabilities in fiscal 2022 and will realize the benefits of these improvements as we move through fiscal 2023.

We are also driving Retail growth through continued product and assortment expansion, which allows us to serve consumers across their total home footprint. We introduced more than a dozen new products and collections during this fiscal year, and we have exciting plans to further expand our assortment in fiscal 2023.

MillerKnoll

MillerKnoll Is a Force for Good in Our Communities around the World

At MillerKnoll, we are united in our belief that business should be a force for good. Our teams work hard every day to have a positive impact on the world around us. Together, we are making a difference.

Fiscal 2022 brought significant progress in our journey to design a more sustainable future. In April, we announced our 2030 sustainability goals, which center on reducing our carbon footprint, designing out waste, and sourcing better materials. We announced our plans to transition to 100 percent renewable hydro and wind energy at our largest facilities, and we are focused on eliminating single-use plastics.

Sustainable design is core to everything we do. We helped found NextWave Plastics, a consortium working to develop the first global network of ocean-bound-plastic supply chains. By incorporating ocean-bound plastic in products like our iconic Aeron Chair, we estimate we are helping divert up to 234 metric tons of plastic from the ocean annually.

We are equally committed to creating a more equitable and inclusive world. We first shared our Diversity, Equity, and Inclusion (DEI) Actions in 2020, and they continue to guide our efforts to improve diversity, equity, belonging, and inclusion within our company, industry, and communities. As part of this commitment, we spearheaded the creation of the Diversity in Design (DID) Collaborative, which launched in June 2021.

DID is fostering systemic change by improving professional conditions for Black creatives. DID member companies pledge to commit the time and resources needed to drive meaningful change across the design industry. In the year since its founding, DID membership has nearly doubled, and dozens more organizations have expressed interest in joining us in this important work. DID programming will continue to accelerate in fiscal 2023, including plans to extend the very well received "Designed By" youth fair to more cities in the U.S.

We also held our first MillerKnoll Global Day of Purpose this year. This is a day for our 11,300 associates to give back to their communities around the world. Day of Purpose is a paid day off, held annually on Election Day in the U.S. because we believe everyone should have the opportunity to exercise their right to vote and do their part.

Designing the Future as MillerKnoll

The progress we made this year was only possible because of the extraordinary efforts of our associates around the world. Our teams have come together with enthusiasm in support of our vision for MillerKnoll, and they are bringing their very best to their work every single day. I am humbled by, and grateful for, their contributions, and I am excited to see what we will achieve together in the coming year. We have the people, strategy, partnerships, products, and capabilities to do extraordinary things, and we will continue to imagine new possibilities as we design the future we live.

Backed by more than 100 years of design innovation, we will leverage our comprehensive product portfolio, global footprint and dealer network, and advanced digital capabilities to transform our company and our industry as we reimagine modern for the 21st century.

We appreciate your continued support during this extraordinary year in our company's history. We are focused on driving long-term shareholder value and will continue to grow MillerKnoll in support of our promise to serve all our stakeholders well.

Andrea (Andi) R. Owen
President and Chief Executive Officer

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DESIGN WITHIN REACH
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i MillerKnoll, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of the Shareholders of MillerKnoll, Inc. will be held virtually on Monday, October 17, 2022, beginning promptly at 10:30 am eastern time. You will be able to listen, vote, and submit questions from any remote location that has internet connectivity. There will be no physical location. You may participate online by logging in at www.virtualshareholdermeeting.com/MLKN2022 and entering the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

Items of Business:
1.To elect three directors, each for a term of three years.
2.To ratify the Audit Committee’s selection of KPMG LLP as MillerKnoll, Inc.’s independent registered public accounting firm for fiscal 2023.
3.To vote, on an advisory basis, to approve the annual compensation of the Named Executive Officers.
4.To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on August 19, 2022, will be eligible to vote at this year’s Annual Meeting.

We encourage each shareholder to vote at your earliest convenience, by one of the following means:

•Visit www.proxyvote.com
•Call (within the U.S. or Canada) toll-free at 1 800 690 6903
•Sign and return your proxy card.

You may also vote at the meeting online by visiting www.virtualshareholdermeeting.com/MLKN2022 and following the instructions. Regardless of whether you expect to attend the virtual meeting online, please vote your shares in one of the ways listed above.

By Order of the Board of Directors of MillerKnoll, Inc.

Jacqueline H. Rice
General Counsel and Corporate Secretary
September 2, 2022

2022 Proxy Statement ii

iii MillerKnoll, Inc.

SOLICITATION OF PROXIES AND VOTING QUESTIONS AND ANSWERS
Why am I receiving these materials?
MillerKnoll, Inc. (“we,” “us,” “our,” or the “Company”) will hold its 2022 Annual Meeting of Shareholders on October 17, 2022, at 10:30 am eastern time (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card explain the items of business that will be brought to a vote at the Annual Meeting, and are furnished to the shareholders of MillerKnoll, Inc., on or about September 2, 2022, in connection with the solicitation by the Board of Directors of the proxies to be used at the Annual Meeting.

What is a proxy?
A proxy is your authorization for someone else to vote your shares for you in the way you want to vote and allows you to be represented at our Annual Meeting if you are unable to attend. When you complete and submit a proxy card, use the automated telephone voting system, or use the internet voting system, you are submitting a proxy.

What is a proxy statement?
A proxy statement is a document the United States Securities and Exchange Commission (SEC) requires to explain the matters on which we are asking you to vote at our Annual Meeting by proxy and to disclose certain information that may be helpful to you in deciding how to vote.

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
To support our ongoing commitment to sustainability, we are sending proxy materials primarily online to reduce the amount of paper used, while also reducing costs associated with mailing these materials.

On or about September 2, 2022, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all information contained in this Proxy Statement and the Annual Report, and it provides you with information on voting.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials on how to request your materials in printed form on a one-time or an ongoing basis.

Where is this year’s Proxy Statement available electronically?
You may view this year’s Proxy Statement and the 2022 Annual Report electronically by visiting our Investor Relations’ Annual Reports website page at www.millerknoll.com/investor-relations/financials-filings/annual-report.

Who can vote?
Only shareholders of record of our common stock at the close of business on August 19, 2022, can vote at the Annual Meeting. We refer to that date as the Record Date for the meeting. Each shareholder of record has one vote for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name on the records of our transfer agent, Computershare Trust Company, N.A., then you are the shareholder of record concerning those shares. If your shares are held in a stock brokerage account, by a bank, or by another nominee, then the brokerage firm, bank, or other nominee is considered to be the shareholder of record concerning those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, or other nominee how to vote their shares. See the How can I vote? section on the following page.

2022 Proxy Statement 1

How can I vote?
If your shares are held in “street name,” follow the instructions provided by your brokerage firm, bank, or other nominee. If your shares are registered directly in your name on our records, you can vote in one of four ways:

•Online before the Annual Meeting: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for online voting is 11:59 pm eastern time, Sunday, October 16, 2022.

•By Telephone: Call toll-free 1 800 690 6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for voting by phone is 11:59 pm eastern time, Sunday, October 16, 2022.

•In Writing: If you received a proxy card, complete, sign, and date it and return the proxy card in the return envelope provided with it.

•Online at the Annual Meeting: Log on to www.virtualshareholdermeeting.com/MLKN2022. You will be able to vote electronically and submit questions at this site.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, by telephone, or online, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the three directors nominated by the Board of Directors; for the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 3, 2023; and for the non-binding advisory proposal to approve the compensation of our Named Executive Officers.

Can I revoke my proxy?
You may revoke a proxy at any time before it is exercised by:

•delivering written notice of revocation to the Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302;
•submitting another properly completed proxy card that is later dated;
•voting by telephone at a subsequent time;
•voting online at a subsequent time; or
•voting at the Annual Meeting.

If you hold your shares in “street name,” you must vote them in the manner that your brokerage firm, bank, or other nominee has prescribed.

How many votes do we need to hold the Annual Meeting?
To carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares that are outstanding and entitled to vote as of the Record Date must be in attendance at the Annual Meeting or by proxy. Shares are counted as in attendance at the meeting if the shareholder has taken either of the following actions:

•submitted a signed proxy card or other form of proxy (through the telephone or internet), or
•logged into the virtual meeting using their 16-digit control number and voted electronically during the meeting.

On the Record Date, there were 75,526,187 shares of common stock issued and outstanding. Therefore, at least 37,763,094 shares need to be present at the Annual Meeting for a quorum.

2 MillerKnoll, Inc.

What matters will be voted on at the meeting?
We are asking you to vote on: (i) the election of three directors, each for a term of three years expiring in 2025; (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 3, 2023; and (iii) a non-binding advisory proposal on the compensation of our Named Executive Officers, otherwise known as a “say-on-pay” proposal. We describe these matters more fully in this Proxy Statement.

How many votes are needed for each proposal?
Under the Company’s majority vote standard for the election of directors (included in the Company’s Bylaws and described in more detail below), in order to be elected, a nominee must receive a greater number of votes cast “for” his or her election than the number of votes “withheld” with respect to that director’s election. The ratification of the appointment of our independent registered accounting firm requires the affirmative vote of a majority of the votes cast at the meeting. Because the “say-on-pay” vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee of the Board.

The election of directors and the “say-on-pay” vote are considered non-routine matters. Consequently, if your shares are held in “street name,” the broker or other form of record holder cannot vote your shares on these matters unless it has received voting instructions from you.

Abstentions and broker non-votes, if there are any, will not be counted as votes cast but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will not affect any of the matters presented for a vote at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?
The Board may provide for a lesser number of directors or designate a substitute nominee by resolution. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. We have no reason to believe any nominee will be unable to stand for re-election.

What alternatives do I have in voting on each of the proposals?
Except for the election of directors, you may vote “for,” “against,” or “abstain” on each proposal. In the election of directors, you may vote “for” or “withhold authority to vote for” each nominee.

How can I participate in the virtual Annual Meeting?
You may attend and participate in the Annual Meeting online at www.virtualshareholdermeeting.com/MLKN2022. You will be able to vote electronically and submit questions during the meeting on this site. You will need the 16-digit control number that you received with your proxy card or Notice of Internet Availability of Proxy Materials to enter and attend the meeting.

How can I ask questions during the virtual Annual Meeting?
You may submit questions by logging in to the virtual meeting platform at www.virtualshareholdermeeting.com/MLKN2022, entering your 16-digit control number, typing your question into the “Ask a Question” field, and then clicking “Submit.” Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Inappropriate questions, including those not pertinent to the meeting matters, relating to non-public material information, relating to pending litigation, or not otherwise suitable for the conduct of the Annual Meeting will not be addressed. Any questions pertaining to meeting matters, including those that cannot be answered during the meeting due to time constraints, will be posted online and answered at millerknoll.com/investor-relations.

How can I get technical support during the virtual meeting?
We will have technicians available to assist you with any technical difficulties you may have accessing the virtual meeting. For any technical assistance needed while participating in the Annual Meeting, please contact our virtual meeting service provider at 1 855 449 0991 (U.S.) or 1 720 378 5962 (international).
2022 Proxy Statement 3

Where do I find the voting results of the meeting?
We will announce voting results at the Annual Meeting if available. We will also disclose the voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on October 17, 2022
This Proxy Statement along with our Annual Report is available at www.millerknoll.com/investor-relations/financials-filings/annual-report. You may obtain a printed copy, without charge, of the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2022, as filed with the SEC, by sending a written request to either the Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 or via email to MillerKnoll Investor Relations at investor@hermanmiller.com.

4 MillerKnoll, Inc.

FINANCIAL HIGHLIGHTS FROM FISCAL 2022
Company Performance
Net sales in fiscal 2022 of $3.95 billion reflected an increase over the prior year of 60.1%. On an organic basis, which adjusts for changes in foreign currency rates along with the impact of the Knoll, Inc. (Knoll) acquisition, net sales increased by 13.6%(1) when compared to last fiscal year. The Knoll acquisition was finalized on July 19, 2021, and contributed $1.19 billion to consolidated net sales for the fiscal year. The Americas Contract segment grew by 11.1%(1) on an organic basis, driven primarily by increased demand as customers implemented return-to-workplace plans after reduced order volume during the COVID-19 pandemic along with a partial increase due to pricing efforts taken throughout the year. Our Global Retail segment saw a 13.0%(1) organic revenue increase over the prior year primarily due to broad growth across the brands and geographies within the segment as well as some benefit from pricing actions. The International Contract segment grew by 23.1%(1) organically, which came from growth across all geographies.

Adjusted gross margin of 34.6%(1) represents a 400-basis point reduction compared to the prior fiscal year. The change in gross margin was primarily driven by inflationary pressures on commodities, freight, and production costs, and by increased labor costs. The decrease in margin was offset in part by price increases implemented at various points throughout the fiscal year. Adjusted operating expenses of $1.14 billion(1) were $435.1 million or 61.7% higher than last fiscal year. Most of the increase is driven by Knoll’s $349 million in expenses for the year. The Company reported GAAP-basis operating profits of $39.8 million for the fiscal year. On an adjusted basis, the Company reported an operating income of $225.7 million(1) or 5.7% operating margin for the fiscal year. Compared to the prior year, this is a decrease of $21.7 million or 430-basis points. Diluted earnings per share for the full year totaled a loss per share of $0.37 compared to an earnings per share of $2.94 last year. On an adjusted basis, diluted earnings per share totaled $1.92(1) in the fiscal year compared to $3.07(1) in fiscal 2021.

We reported a net operating cash outflow of $11.9 million in fiscal 2022. This is a reduction of $344.2 million from the prior year, driven by a combination of lower earnings and an investment in working capital. Capital expenditures for the year totaled $94.7 million and the Company paid $54.5 million in dividends. In addition, the acquisition of Knoll resulted in a cash outflow, net of cash acquired, of $1.09 billion which was financed through a combination of new borrowings and existing cash. The Company ended the fiscal year with a cash position of $230.3 million.
(1) Non-GAAP measurements; see accompanying reconciliations and explanations.
2022 Proxy Statement 5

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Governance Guidelines
Our Board of Directors is committed to sound and effective corporate governance practices, ethical conduct, and strong oversight of key topics such as enterprise risk management, executive compensation, and cyber security, among others. These practices reflect the Board’s long-standing philosophy that a proper structure, appropriate policies and procedures, and reflective cultural factors provide the cornerstone to good governance. The Board documented those practices by adopting our Board Governance Guidelines (the “Guidelines”). These Guidelines address director responsibilities, the composition of the Board, required Board meetings and materials, and other corporate governance matters. Under the Guidelines, a majority of the members of our Board must qualify as “independent” under the Nasdaq listing rules. Our Guidelines also require the Board to have, among other committees, an Audit Committee, a Compensation Committee, and a Governance and Corporate Responsibility Committee, and that each member of those committees qualifies as an independent director under the Nasdaq listing standards. Our Guidelines are available for review on our website at www.millerknoll.com/investor-relations/corporate-governance/governance-guidelines.

Leadership Structure
The Guidelines, with respect to the position of Chief Executive Officer (CEO) and Chairperson, state that the Board believes the roles of CEO and Chairperson should normally be separated. If the positions are combined, however, the Board will closely monitor the performance and working relationship between the CEO/Chairperson and the Board. In addition, if the positions are combined, the Board will establish a Lead Director who is an independent director, has appropriate authority and duties who will act as a liaison between directors and the CEO/Chairperson and who chairs meetings of the independent directors. Consistent with our Guidelines, the roles of CEO and Chairperson are currently separate. Mr. Volkema currently serves as Chairman of the Board. As Mr. Volkema is not an employee of the Company, he serves as a non-executive Chairman.

Director Independence
As required by our Guidelines, our Board has determined that each of our directors, other than Ms. Owen, qualifies as an “independent director,” as defined in the Nasdaq listing rules, and that none of those independent directors has a material relationship with the Company. The Board’s determination was made as a result of its review of a summary of completed individual questionnaires addressing the nature and extent of each member’s relationship with the Company and taking into consideration the definition of “independent director” under the Nasdaq rules. Our Board also determined that each member of the Audit Committee, Governance and Corporate Responsibility Committee, and Compensation Committee meets the independence requirements applicable to those committees as prescribed by the Nasdaq listing rules and, as to the Audit Committee, the applicable rules of the SEC.

Board Tenure
On average, our directors have 11.5 years of tenure on the Board.

6 MillerKnoll, Inc.

Board Diversity

	Female	Male	Non-Binary	Did Not Disclose
Part I - Gender Diversity
Directors	5	6	—	—
Part II - Demographics Background
African American or Black	1	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Middle Eastern	—	—	—	—
Native Hawaiian or Pacific Island	—	—	—	—
White	4	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—

The Board’s Role in Risk Oversight
The Company’s management annually engages in an enterprise risk management process, the key output of which is a series of risk matrices intended to identify and categorize strategic risks. The matrices also identify (1) those members of senior management who are responsible for monitoring each major risk and (2) whether that risk is reviewed by the Board or a committee of the Board. The development of the matrices is facilitated by our Business Risk Group (the internal audit function of the Company), through discussions with senior management. Management and the Business Risk Group annually review and discuss the (1) risk assessment process, (2) top enterprise risks, and (3) mitigation plans to address the top enterprise risks with the Audit Committee and full Board, as appropriate.

During the past fiscal year, our independent compensation consultant, Pay Governance, reviewed our compensation policies and practices to determine if those policies or practices are reasonably likely to have a material adverse impact on the Company. The Business Risk Group reviewed and agreed with Pay Governance’s report and confirmed the results with the Audit Committee in April 2022. In conducting its review of the compensation plans, the Audit Committee considered both the structure of the compensation plans and the presence of risk-mitigating features such as caps, multi-year earning requirements, vesting provisions, and clawback provisions. Based on the evaluation, the Audit Committee agreed with management’s determination that our compensation policies and practices are not reasonably likely to create a material adverse impact on the Company.

Under the Guidelines, the Board of Directors is responsible for evaluating CEO performance, monitoring succession planning, reviewing the Company’s major financial objectives, evaluating whether the business is being properly managed, and overseeing the processes for maintaining the integrity of the Company with respect to our financial statements, public disclosures, and compliance with laws. The Board has delegated the primary oversight for managing the risk with respect to some of these responsibilities to various Board committees as described in the committee charters.

Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that applies to all our employees, officers, and directors. It also serves as the code of ethics for our CEO and senior financial officers. This code is posted on our website at https://www.millerknoll.com/legal/code-of-business-conduct-and-ethics. Any changes to or waivers of the code involving any financial officer, executive officer or member of our Board must be approved by the Board of Directors or the Governance and Corporate Responsibility Committee of the Board. If we are required by SEC rules to publicly disclose any such changes or waivers, we intend to do so on our website, millerknoll.com/investor-relations. The code was last materially modified in July 2021. The code is reviewed annually; there were no modifications to, or waivers of, the code in fiscal 2022. The code meets the requirements of the Nasdaq listing rules.

2022 Proxy Statement 7

Meeting Attendance
Each of our directors is expected to attend all meetings of the Board and applicable Committee meetings. Directors are encouraged to join the webcast for the Annual Meeting of Shareholders and all of our then-current directors did so for our 2021 Annual Meeting. During fiscal 2022, the Board held four meetings; each director attended more than 90% of the aggregate number of meetings of our Board and the Board Committees on which they served. Consistent with the requirements of our Guidelines, the independent members of our Board met in executive sessions without the presence of management after each regularly scheduled Board meeting.

Communications with the Board
Shareholders and other parties interested in communicating directly with one or more of our directors may do so by writing to Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302. The Corporate Secretary will forward all relevant correspondence to the director or directors to whom the communication is directed.

Director Nominations
Our Bylaws contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. With respect to any special meeting of shareholders, written notice must be provided no later than the close of business on the 10th day following the date on which the meeting is first publicly announced or, if there is no announcement, the 10th day following the date on which the notice of that meeting was first sent to our shareholders. The notice must include (1) the name and address of the shareholder providing notice and of the person or persons nominated, including information on the securities of the Company held by those individuals, including any derivative securities, the details of which are set forth in our Bylaws; (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to attend the meeting in person or by proxy; (3) for each proposed nominee, (a) all information relating to that person that would be required to be disclosed in a Proxy Statement required to be made in connection with solicitations or proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 (including that person’s written consent to be named in the Proxy Statement as a nominee and to serve as a director if elected) and (b) a description of all direct and indirect compensation and other material monetary arrangements existing during the past three years, as well as any other material relationships between or among the shareholders (and beneficial owner, if any) and their respective affiliates and associates and the proposed nominee and his or her respective affiliates and associates, including all information required to be disclosed pursuant to Rule 404 under Regulation S-K; and (4) the completed and signed questionnaire from each nominee with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made.

Our Governance and Corporate Responsibility Committee is responsible for reviewing the qualifications and independence of the members of the Board. To meet the needs of the Company in a rapidly changing environment, the Guidelines explain that the Company requires a high-performance Board of Directors whose members subscribe to our values and meet the specific resource needs of the business. To that end, the Governance and Corporate Responsibility Committee considers a number of factors it deems appropriate when considering candidates for the Board. Such factors may include experience and knowledge of the Company’s history and culture; technical experience and backgrounds such as manufacturing, design, marketing, technology, finance, management structure, and philosophy; experience as a senior executive of a public company; and diversity. The Governance and Corporate Responsibility Committee may also consider experience in a variety of industries in annually assessing and reviewing the current slate of directors and potential director candidates as the need arises. The Governance and Corporate Responsibility Committee is responsible for assessing the appropriate skills and characteristics required of Board members. These factors, and others as considered useful by the Governance and Corporate Responsibility Committee or the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

A shareholder may also make a recommendation to the Governance and Corporate Responsibility Committee regarding any individual that the shareholder desires the Committee to consider for possible nomination as a candidate for election
8 MillerKnoll, Inc.

to the Board. The Board evaluates all candidates, including those that shareholders recommend, in the same manner and under the same standards.

Under our Bylaws and Governance Guidelines, no person may be elected as a director after he or she attains age 72, and a director who attains age 72 while in office is required to tender his or her written resignation, which resignation shall be effective as of (or no later than) the Annual Meeting of Shareholders at which or immediately after which such person attains age 72.

Director Compensation
In October 2021, the Governance and Corporate Responsibility Committee performed its annual review of the Compensation and Benefits Plan for Non-employee Officers, Directors and Chairperson. The responsibility of the board members increased in fiscal 2022 as a result of the acquisition of Knoll, Inc. The Committee retained Pay Governance LLC as its independent compensation consultants with respect to compensation matters and was advised that annual board compensation was below the peer group defined in the Compensation Discussion and Analysis (CD&A) section, as well as below the industry’s general median. As a result, the compensation of directors was adjusted as described below.

The Director Compensation for Fiscal 2022 table, on the next page, provides information on the compensation of each director for fiscal 2022. The standard annual compensation of each director is $230,000. The Audit Committee Chair receives an additional $20,000, and the Chairs of the Compensation Committee and the Governance and Corporate Responsibility Committee each receive an additional $15,000. The Chairperson of the Board of Directors receives additional annual compensation of $120,000 and is eligible to participate in the Company’s health insurance plan. Ms. Owen, the Company’s President and CEO, does not receive any additional compensation for serving on the Board of Directors.

The annual compensation and any chairperson fees or additional fees (collectively, the “Annual Fee”) is payable by one or more of the following means, as selected by each director: (1) in cash, (2) in shares of our stock valued as of January 15 of each year, (3) as credit under the Director Deferred Compensation Plan described on the next page, (4) in stock options valued as of January 15 of each year under the Black-Scholes model, or (5) as a contribution to our company employee scholarship fund. Beginning in January 2022, not less than 50 percent of each director’s Annual Fee must be elected in one or more of the permissible forms of equity.

Stock Compensation Plan
Under our Long-Term Incentive Plan (LTIP), non-employee directors may be granted options to purchase shares of our stock if they elect to receive their compensation in stock options. Subject to certain exceptions, options are not exercisable prior to the first anniversary of the award date and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee or in a combination of shares and cash.

Deferred Compensation Plan
We also maintain the MillerKnoll, Inc. Director Deferred Compensation Plan which permits participants to defer receipt of all or a portion of his or her annual director fees in either a deferred cash account or in a deferred stock account.

In the deferred cash account, each account is credited with a number of units equal to a number of shares of the investment selected by the director in certain investment options which do not include Company stock. The initial value of the deferral is equal to the dollar amount of the deferral, divided by the per share fair market value of the selected investment at the time of the deferral. The units are credited with any dividends paid on the investment. The Company maintains a “rabbi trust” to fund its obligations under this plan.

In the deferred stock account, deferred stock units are credited to the director with each unit representing one equivalent share of the Company’s common stock to be issued after the deferral period. The deferred stock units are valued at the market price of the Company’s common stock on the date of grant, and the value of the units credited are expensed on the date of grant. Each time a dividend is paid on the Company’s common stock, the director is credited with additional deferred stock units in proportion to the amount of the dividend. At the time(s) specified by the director for receipt of this
2022 Proxy Statement 9

deferred compensation, these deferred amounts will be paid to the director in shares of the Company’s common stock. The units do not entitle the directors to the rights of holders of common stock, such as voting rights, until shares are issued.

Stock Ownership Guidelines
Director stock ownership guidelines have been in effect since 1997. These guidelines, like those applicable to management, are intended to reinforce the importance of linking shareholder and director interests. It is the policy of the Board that all directors, consistent with their responsibilities to our shareholders, hold an equity interest in the Company. Toward this end, the Board requires that each director have an equity interest after one year on the Board, and the Board encourages each director within five years after joining the Board to have shares of common stock or options for common stock of the company with a value of at least two times the annual retainer paid to each director.

Other
Directors are reimbursed for travel and other necessary business expenses incurred in the performance of their services for the Company, and they are covered under our business travel insurance policies and the Director and Officer Liability Insurance Policy.

Perquisites
Some directors’ spouses or partners accompany them to Board meetings. The Company pays for their expenses, as well as some amenities for the directors and their spouses or partners, including some meals and social events. The total of these perquisites is less than $10,000 per director. Directors are approved to purchase company products under employee discount pricing. The value of this perquisite was less than $10,000 for all directors.

Director Compensation for Fiscal 2022

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Mary Vermeer Andringa	11,500	218,500	—	230,000
David A. Brandon	122,500	122,500	—	245,000
Douglas D. French	115,000	115,000	—	230,000
John R. Hoke III	122,500	122,500	—	245,000
Lisa A. Kro	125,000	125,000	—	250,000
Heidi J. Manheimer	115,000	115,000	—	230,000
Candace S. Matthews	57,500	172,500	—	230,000
Michael C. Smith	115,000	115,000	—	230,000
Michael R. Smith	57,500	172,500	—	230,000
Michael A. Volkema	175,000	175,000	—	350,000
(1)Amounts shown include those amounts that may be deferred under the MillerKnoll, Inc. Director Deferred Compensation Plan. Under the plan, amounts deferred are retained as units associated with hypothetical investments under the plan. The plan permits non-employee directors to elect to defer amounts that they would otherwise receive as director fees. Directors at the time of deferral elect the deferral period. These amounts may also reflect contributions to the MillerKnoll Scholarship fund which awards college scholarships to children of associates. During fiscal 2022, eight of the directors contributed a portion of their annual fees to the fund.
(2)Amounts represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in the Company’s Consolidated Financial Statements for the fiscal year ended May 28, 2022, included in our Annual Report on Form 10-K.

As of May 28, 2022, no member of the Board of Directors had outstanding stock options.
10 MillerKnoll, Inc.

BOARD COMMITTEES
Our Board has four standing committees. Committee responsibilities are detailed in written charters. These charters are available on our website at www.millerknoll.com/investor-relations/corporate-governance/board-committees. The committees are as follows:

Governance and Corporate Responsibility Committee
We have a Governance and Corporate Responsibility Committee comprised of John R. Hoke III (Chair), Mary Vermeer Andringa, and Candace S. Matthews. The Governance and Corporate Responsibility Committee develops and recommends governance standards and policies and recommends director compensation to the Board, including that of the Chairperson of the Board. In addition, the Committee identifies and recommends candidates for election to the Board. The Committee also reviews and assesses the effectiveness of the Company’s goals and objectives relating to environmental, social, and governance responsibility, stewardship, and sustainability practices, and recommends to the Board such measures and actions deemed appropriate by the Committee. The Committee met four times during the last fiscal year.

Audit Committee
We have an Audit Committee comprised of Lisa A. Kro (Chair), Michael C. Smith, and Michael R. Smith. The Board has determined that Ms. Kro is qualified as an “Audit Committee financial expert” within the meaning of the applicable SEC regulations. This Committee, composed entirely of independent directors under the applicable Nasdaq listing rules, as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management’s reporting practices, internal controls, compliance framework, and enterprise risk management on behalf of the Board of Directors. This oversight includes the quarterly evaluation of the Company’s cybersecurity risks, which are regularly reported to and discussed among members of the Board of Directors. The Committee is also responsible for appointing, approving the compensation of, and overseeing our independent registered public accounting firm. The Audit Committee met eight times during the last fiscal year.

Compensation Committee
We have a Compensation Committee comprised of David A. Brandon (Chair), Douglas D. French, and Heidi J. Manheimer. The Compensation Committee recommends the annual executive incentive plan and the annual compensation of our Chief Executive Officer and President to the Board, approves the annual compensation and executive incentive plan for other executive officers, approves the grants of employee equity awards, and acts as the administrative committee for our equity-based compensation plans. A description of the Committee’s processes and procedures for the consideration and determination of executive and director compensation is set forth under the heading CD&A - Roles and Responsibilities in Setting Executive Compensation section in this Proxy Statement. The Committee met five times during the last fiscal year.

Executive Committee
We have an Executive Committee comprised of Michael A. Volkema (Chair), David A. Brandon, John R. Hoke III, and Lisa A. Kro. The Executive Committee acts from time to time on behalf of the Board in managing our business and affairs (except as limited by law or our Bylaws) and is delegated certain assignments and functions by the Board of Directors. The Committee met four times during the last fiscal year.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee during fiscal 2022 consisted of David A. Brandon (Chair), Douglas D. French, and Heidi J. Manheimer, none of whom is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party. In addition, no current executive officer of the Company has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
2022 Proxy Statement 11

PROPOSAL 1 - ELECTION OF DIRECTORS
The Board of Directors of the Company has nominated Lisa A. Kro, Michael C. Smith, and Michael A. Volkema for election as directors to serve three-year terms expiring at the 2025 Annual Meeting. The three nominees are incumbent directors, previously elected by our shareholders. The Board approved each of the nominees following the recommendation of our Governance and Corporate Responsibility Committee.

More information about the nominees, as well as directors who will continue in office following the Annual Meeting, is below. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the accompanying proxy will vote for the nominees named above. If any of the nominees becomes unavailable, which we do not anticipate, then the Board of Directors may designate substitute nominees at its discretion, in which event your proxy will be voted for such substituted nominees unless you have withheld authority to vote for directors. Shares cannot be voted for a greater number of people than the number of nominees named.

Our Bylaws provide that each director will be elected by the majority of the votes cast with respect to that director’s election at any meeting of shareholders for the election of directors, other than a contested election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes “withheld” with respect to that director’s election. In a contested election, each director will be elected by a plurality of the votes cast with respect to that director’s election at the meeting. An election is considered contested if the number of persons properly nominated to serve as directors exceeds the number of directors to be elected at that meeting.

In an uncontested election of directors, any nominee for director who is already serving as a director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Against Vote”) is required to promptly tender his or her offer of resignation. Abstentions and broker non-votes are not counted as votes cast either “for” or “withheld” with respect to that director’s election. The Governance and Corporate Responsibility Committee of the Board will then promptly consider the offer of resignation submitted by a director receiving a majority against vote, and that Committee will recommend to the Board whether to accept or reject the tendered offer of resignation or whether other action is recommended.

The Board must act on the tendered offer of resignation no later than 90 days following the certification of the shareholder vote for the meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the factors presented by the Committee and such additional information and factors the Board believes to be relevant. The Company will promptly publicly disclose the Board’s decision on whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and the reasons for the Board’s decision. Any director who tenders a resignation pursuant to those procedures may not participate in the Committee recommendation or the Board consideration regarding whether to accept the tendered resignation.

The Board of Directors currently consists of 11 directors, ten of whom are independent. In accordance with our Bylaws, Mary Vermeer Andringa will retire from the Board as of the date of this year’s Annual Meeting. At that time, the Board size will be reduced to 10 members. Ms. Andringa has served the Company with great commitment, unique insight, and full engagement since 1999. The Company is profoundly grateful for the various roles she has held while serving on the Board and the many lives she impacted during her tenure with MillerKnoll. The maximum number of directors for the Board is 13. Our Bylaws require that directors be divided into three classes, each class to be as nearly equal in number as possible. Members of each class hold office until the third succeeding annual meeting following their election and until their successors are duly elected and qualified or until their removal or resignation.

The Board of Directors recommends a vote FOR the election of each of the nominees to serve as directors.
Information about the Nominees and Directors
Certain information with respect to the nominees for election at the Annual Meeting, as well as for each of the other directors (other than Ms. Vermeer Andringa), is included on the following pages, including their names, ages, a brief description of their recent business experience (including present occupations and employment), certain directorships that each person held during the last five years, and the year in which each person became a director of the Company. We have also included additional information about each director describing some of the specific experiences, qualifications, attributes, or skills that each one possesses which the Board believes has prepared them to be effective directors.
12 MillerKnoll, Inc.

Nominees for Election as Directors for Terms to Expire in 2025

Lisa A. Kro, Age 57, Director since 2012

Principal Occupation(s) During Past Five Years: Chief Financial and Administrative Officer, Ryan Companies since 2019 Co-Founder, Managing Director, Mill City Capital L.P., 2010 to 2018	Other Public Directorships: First Solar, Inc.

Ms. Kro is the Chief Financial and Administrative Officer at Ryan Companies, a national real estate services company. From 2010 to 2018 she co-founded and was Managing Director at the private equity firm Mill City Capital. From 2004 to 2010, Ms. Kro was the Chief Financial Officer and a Managing Director of Goldner Hawn Johnson & Morrison, also a private equity firm. Prior to joining Goldner Hawn, she was a partner at KPMG LLP, an international public accounting firm.

Ms. Kro’s service in auditing, as well as her experience in the finance and capital environments, enable her to contribute to a number of financial and strategic areas of the Company. Her experience on other boards, including serving as the financial expert on the Audit Committee of another publicly traded company, contributes to the oversight of the Company’s financial accounting controls and reporting.

Michael C. Smith, Age 52, Director since 2019

Principal Occupation(s) During Past Five Years:
Co-founder and General Partner, Footwork since 2021
President and Chief Operating Officer, Stitch Fix, Inc., 2019 to 2021
Chief Operating Officer, Stitch Fix, Inc., 2017 - 2018
Other Public Directorships: Big Sky Growth Partners Ulta Beauty, Inc.

Mr. Smith is the Co-Founder and General Partner of Footwork Venture Capital, an early-stage venture capital firm. He previously served as President, Chief Operating Officer (COO), and interim Chief Financial Officer of Stitch Fix, an online personal styling platform with more than 2.9 million clients. Prior to Stitch Fix, he was COO at Walmart.com, overseeing all operations for a $5 billion division, including one of the most successful multi-channel offerings in the industry. Mr. Smith has been an innovative leader in the digital and fast-paced online consumer sectors for more than 15 years, with leadership positions in eCommerce, operations, customer experience, and finance. He joined Stitch Fix in 2012 and was instrumental in helping to scale the business from a small start-up to the innovative public company it is today.

Mr. Smith’s expertise and passion for building smart, efficient, and customer-centric online experiences helps us improve our customer experience initiatives and the growth of our global businesses.

Michael A. Volkema, Age 66, Director since 1995

Principal Occupation(s) During Past Five Years: Chairman of the Board, MillerKnoll, Inc. since 2000	Other Public Directorships: Wolverine Worldwide, Inc. From December 2005 - May 2021

Mr. Volkema has been Chairman of the Board of Directors of MillerKnoll, Inc. since 2000, serving as non-executive Chairman since 2004. He also served as CEO and President of the Company from 1995 to 2004. Mr. Volkema has more than 30 years of experience as a senior executive in the home and office furnishings industry. This experience includes corporate leadership, branded marketing, international operations, and public company finance and accounting through audit committee service.

Mr. Volkema is a key contributor to the Board based upon his knowledge of the Company’s history and culture, operational experience, board governance knowledge, service on boards of other publicly held companies, and industry experience.

2022 Proxy Statement 13

Directors Whose Terms Expire in 2023

Candace S. Matthews, Age 63, Director since 2020

Principal Occupation(s) During Past Five Years: Chief Reputation Officer, Amway, 2019 to May 2021 Regional President Americas, Amway, 2014 to 2020 Chief Marketing Officer, Amway, 2007 to 2014	Other Public Directorships: Société Bic S.A. AptarGroup, Inc.

Ms. Matthews is the former Chief Reputation Officer of Amway Corporation, a leading health and wellness company and the world’s largest direct selling channel. Her tenure at Amway includes serving as Regional President Americas from 2014 to 2020 and Chief Marketing Officer from 2007 to 2014. Ms. Matthews has over 20 years of leadership experience across a variety of highly competitive consumer-product industries, including L’Oréal S.A., the Coca-Cola Company, CIBA Vision Corporation, Bausch + Lomb, Procter & Gamble, and General Mills. She currently sits on the Board of Directors of Société Bic S.A., having been appointed in 2017 where she currently sits on the Audit Committee, and was appointed to the Board of Directors of Aptar Group, Inc. in June 2021.

Ms. Matthews’ extensive experience in corporate social responsibility, consumer marketing, and brand management brings significant expertise as we continue to accelerate our focus on strategic growth and culture building objectives.

Andi R. Owen, Age 57, Director since 2018

Principal Occupation(s) During Past Five Years: President and CEO, MillerKnoll, Inc. since 2018 Global President, Banana Republic, 2014 to 2017	Other Public Directorships: Taylor Morrison Home Corp

Ms. Owen serves as the Company’s President and Chief Executive Officer, since August 2018. Prior to joining the Company, she served a 25-year career at Gap Inc., where she most recently acted as Global President of Banana Republic, leading 11,000 employees in over 600 stores across 27 countries.

Ms. Owen is the only member of company management on the Board of Directors. She has developed a diversified skill set that aligns with the strategic direction of MillerKnoll today, ranging from digital and omni-channel transformation to design, development, and supply chain management, making her an important contributor to the Board.

Michael R. Smith, Age 58, Director since 2021

Principal Occupation(s) During Past Five Years: Executive Vice President and Chief Financial Officer, McCormick & Company, Inc.	Other Public Directorships: None

Mr. Smith is Executive Vice President and Chief Financial Officer for McCormick & Company, Inc., a publicly-held food company. Over his 30-year career with the company he has served in a variety of financial leadership roles including Senior Vice President Capital Markets and Chief Financial Officer for North America, Chief Financial Officer for EMEA, Vice President Treasury and Investor Relations, and Vice President Finance and Administration for U.S. Consumer Products. Mr. Smith is a certified public accountant and prior to joining McCormick, he began his career at Coopers & Lybrand.

Mr. Smith’s financial leadership in areas including strategic planning, cost management, shared services, and acquisitions provide a critical perspective to management and the Board of Directors.

14 MillerKnoll, Inc.

Directors Whose Terms Expire in 2024

David A. Brandon, Age 70, Director since 2011

Principal Occupation(s) During Past Five Years: Executive Chairman, Domino’s Pizza, Inc. since May 2022 Chairman and CEO, Toys “R” Us, Inc., 2015 to 2018	Other Public Directorships: Domino’s Pizza, Inc. DTE Energy Company

Mr. Brandon is the former Chairman and Chief Executive Officer of Toys “R” Us, Inc., a retailer of toys and juvenile products. Mr. Brandon joined Toys “R” Us in 2015 and officially left the company in May 2018. On September 18, 2017, Toys “R” Us filed a voluntary petition for relief under the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (Richmond Division). Mr. Brandon served as the director of Intercollegiate Athletics at the University of Michigan from 2010 to 2014. Prior to that, he served as Chairman and Chief Executive Officer of Domino’s Pizza, Inc., from 1999 to 2010, and his service as Chairman has continued to the present time.

Mr. Brandon’s years of experience as a Chief Executive Officer of several publicly traded companies, his experience in global brand management, and his for-profit and non-profit board service bring unique insights and a valuable perspective to the Board of Directors.

Douglas D. French, Age 68, Director since 2002

Principal Occupation(s) During Past Five Years: Managing Director, Santé Health Ventures since 2007	Other Public Directorships: None

Mr. French has served as the founding partner of Santé Health Ventures, an early-stage healthcare venture fund, since 2007. Prior to joining Santé Health Ventures, he served as the President and Chief Executive Officer of Ascension Health, the largest not-for-profit health system in the US. Mr. French has also served as CEO for St. Mary's Medical Center and St. Vincent Health System, both of Midwest Indiana. He has more than three decades of health management experience, including serving as a director for numerous public and private companies.

Mr. French’s governance experience, as well as his leadership roles and expertise in the health management industry, provides a valuable resource to management and the Board of Directors.

John R. Hoke III, Age 57, Director since 2005

Principal Occupation(s) During Past Five Years: Chief Design Officer, Nike, Inc. since 2017 Vice President, Nike Global Design, 2010 to 2017	Other Public Directorships: None

Since joining Nike, Inc., a marketer of athletic footwear, apparel, equipment, accessories, and services, in 1993, Mr. Hoke has led the communication of Nike’s culture of creativity internally and externally. He is currently the Chief Design Officer of Nike, Inc., having previously served as Vice President of Global Design, inspiring and overseeing an international team of designers. Mr. Hoke has also served as a director to several not-for-profit organizations relating to art and design.

Mr. Hoke’s design expertise, both domestically and internationally, including his leadership role in a major, global enterprise, brings an additional, insightful perspective to our Board of Directors.

2022 Proxy Statement 15

Directors Whose Terms Expire in 2024 (continued)

Heidi J. Manheimer, Age 59, Director since 2014

Principal Occupation(s) During Past Five Years: Executive Chairman, Surratt Cosmetics LLC since 2017 Independent Consultant, 2015 to 2017	Other Public Directorships: None

Ms. Manheimer is the Executive Chairperson of Surratt Cosmetics LLC, a customizable beauty products and cosmetics company. Ms. Manheimer served as the Chief Executive Officer of Shiseido Cosmetics America, a global leader in skincare and cosmetics, from 2006 to 2015, as President of US Operations from 2002 to 2006, and as Executive Vice President and General Manager from 2000 to 2002. Prior to that, she spent seven years at Barney’s New York and seven years at Bloomingdale’s in the beauty care divisions, rising to senior leadership positions within each company. Ms. Manheimer currently sits on the Board of Directors of Burton Snowboards having been appointed in 2006. For many years, she has served on nonprofit and trade association boards, and she was elected Chairwoman of the Cosmetic Executive Women Foundation in 2014.

Ms. Manheimer’s extensive experience as a senior executive in the retail industry, experience with both eCommerce and international business practices, and service as a board member for both profit and nonprofit businesses provide a valuable resource to management and the Board of Directors.

The Governance and Corporate Responsibility Committee has not received any nominations from any of our shareholders in connection with our 2022 Annual Meeting.
16 MillerKnoll, Inc.

PROPOSAL 2 - RATIFICATION OF AUDIT COMMITTEE’S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 3, 2023. Representatives of KPMG LLP will participate in the Annual Meeting of Shareholders and will be available to respond to appropriate questions submitted in advance. Shareholders may submit questions in advance online at www.virtualshareholdermeeting.com/MLKN2022. The KPMG LLP representatives will have the opportunity to make a statement if they so desire.

Although the submission of this matter for approval by shareholders is not legally required, our Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of our shareholders. If our shareholders do not approve the selection of KPMG, the selection of this firm as our independent registered public accounting firm will be reconsidered by the Audit Committee. This ratification of the appointment of KPMG requires the affirmative vote of a majority of the votes cast on this proposal. Unless otherwise instructed by you, brokers, banks, and other street name holders will have the discretionary authority to vote your shares on this matter.

The Board of Directors recommends a vote FOR this proposal to ratify the appointment of KPMG LLP as our Company’s independent registered public accounting firm for fiscal 2023.
Disclosure of Fees Paid to Independent Auditors
The following table summarizes the aggregate fees billed to us by KPMG LLP for the fiscal years ended as shown below:

Fiscal Year Ended ($ in millions)	May 28, 2022	May 29, 2021
Audit Fees (1) (2)	6.2	2.5
Audit-Related Fees	—	—
Tax Fees (3)	2.3	0.3
Total	8.5	2.8
(1)Includes fees billed for the audit of and accounting consultations related to our Consolidated Financial Statements included in our Annual Report on Form 10-K, including the associated audit of our internal controls, the review of our financial statements included in our quarterly reports on Form 10-Q, and services in connection with statutory and regulatory filings.
(2)Of the $3.7 million increase in audit fees from the prior fiscal year, $1.6 million relates to the audit work surrounding purchase accounting for the Knoll acquisition and the remaining increase relates to the inclusion of Knoll in the consolidated financials.
(3)Comprised of fees billed for a diverse range of tax compliance, tax advice, and tax planning across the organization, including $0.9 million related to a one-time filing for Knoll’s tax return for the pre-acquisition stub-period as well as for Knoll subsidiary tax returns and work related to transfer pricing for the Knoll entities. Also included is $0.5 million for work related to obtaining tax credits.

Our Audit Committee has adopted a policy for pre-approving services performed by our independent registered public accounting firm and other firms. This policy requires the Audit Committee’s pre-approval of all services that may be provided by our independent registered public accounting firm and certain audit services provided by other firms. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

2022 Proxy Statement 17

REPORT OF THE AUDIT COMMITTEE
Our Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Company; the audits of our financial statements and Management’s assessment of internal controls; the qualifications of the public accounting firm engaged as the Company’s independent registered public accounting firm; and the performance of our internal auditors and independent registered public accounting firm. The Committee’s function is more fully described in its charter, which the Board has adopted and is available on our website at https://millerknoll.gcs-web.com/2022-audit-committee-charter. The Committee reviews the charter on an annual basis. The Board annually reviews the Nasdaq listing rules definition of independence for Audit Committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Our independent registered public accounting firm, KPMG, LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with US Generally Accepted Accounting Principles (GAAP). KPMG, LLP is also responsible for auditing and providing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee of the MillerKnoll, Inc. Board of Directors (“Committee” or “we”) has reviewed and discussed with Management and KPMG, LLP the Company’s audited financial statements for the year ended May 28, 2022, Management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and KPMG, LLP’s evaluation of our internal controls over financial reporting.

The Committee has discussed with KPMG, LLP the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that we are required to discuss with the independent auditors under applicable rules, regulations, or generally accepted auditing standards, including the matters required to be discussed by applicable rules of the Public Company Accounting Oversight Board (PCAOB). We have also received and reviewed the written disclosures and the letter from KPMG, LLP per the applicable requirements of the PCAOB regarding KPMG, LLP’s communications with the Audit Committee around independence and we have discussed with KPMG, LLP their independence including a consideration of the compatibility of non-audit services with their independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Form 10-K Report for the year ended May 28, 2022, and we selected KPMG, LLP as the independent auditor for fiscal 2023. The Board is recommending that shareholders ratify that selection at the annual meeting.

Lisa A. Kro (Chair)	Michael C. Smith	Michael R. Smith

18 MillerKnoll, Inc.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Consistent with our Board’s recommendation, as approved by our shareholders and as required pursuant to Section 14A of the Securities Exchange Act of 1934, we allow our shareholders the opportunity to vote on the compensation of our Named Executive Officers on an advisory and annual basis, the “say-on-pay” proposal. Thus, you are asked to vote upon the following resolution at this year’s Annual Meeting.

The Compensation Committee (the “Committee”) has considered the results of the 2021 advisory vote on executive compensation in which more than 90% of the votes cast were voted for the approval, on an advisory basis, of the compensation of our Named Executive Officers as described in the 2021 Proxy Statement. Consistent with those voting results, the Committee believes that the total compensation paid to the Chief Executive Officer and the other Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section, is fair and appropriate and should be approved by our shareholders. The compensation of the Named Executive Officers is designed to vary with the results of the business and reward consistent improvement in the results delivered to shareholders. The incentive compensation each executive earns each year is directly tied to our financial and operational performance against the criteria approved by the Committee and Board. The Committee believes that the compensation paid to each Named Executive Officer, as disclosed in the Compensation Discussion and Analysis section, is appropriate in light of the Company’s and each officer’s performance during the fiscal year. In addition, each of the elements of compensation, and the total compensation opportunity at target for each officer, has been benchmarked against comparable positions in the competitive market.

Shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for this Annual Meeting pursuant to the rules of the SEC, including the Compensation Discussion and Analysis section, the compensation tables, and narrative disclosure, is hereby APPROVED.”

The Board of Directors recommends a vote FOR the approval of the advisory vote on the compensation of our Named Executive Officers.
This vote is advisory and non-binding; however, the Board of Directors and Committee will review and consider the voting results in connection with future deliberations concerning our executive compensation program.

2022 Proxy Statement 19

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
Voting Securities
On August 19, 2022, we had 75,526,187 shares of common stock issued and outstanding, par value $0.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 19, 2022, the Record Date fixed by our Board of Directors for the Annual Meeting. Votes cast at the meeting and submitted by proxy will be tabulated by Broadridge Financial Solutions, Inc.

Principal Shareholders
As of August 19, 2022, no person was known by management to be the beneficial owner of more than 5% of our common stock, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
BlackRock, Inc.(1)	8,446,941	11.18%
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc.(2)	7,219,033	9.56%
100 Vanguard Boulevard
Malvern, PA 19355
Beutel, Goodman & Company Ltd.(3)	5,618,765	7.44%
20 Eglinton Avenue West #2000
Toronto, ON M4R 1K8, Canada
AllianceBernstein L.P.(4)	4,632,642	6.13%
1345 Avenue of the Americas
New York, NY 10105
(1)Information is based solely upon Schedule 13F filed with the SEC on August 12, 2022, by BlackRock, Inc. The filing indicates that as of June 30, 2022, BlackRock, Inc. had sole voting power for 8,310,650 shares and sole dispositive power for 8,446,941 shares.
(2)Information is based solely upon Schedule 13F filed with the SEC on August 12, 2022, by The Vanguard Group, Inc. The filing indicates that as of June 30, 2022, The Vanguard Group, Inc. had shared voting power for 52,229 shares, shared dispositive power for 124,815 shares, and sole dispositive power for 7,094,859 shares.
(3)Information is based solely upon Schedule 13F filed with the SEC on August 15, 2022, by Beutel, Goodman & Company Ltd. The filing indicates that as of June 30, 2022, Beutel, Goodman & Company Ltd. had sole voting power for 5,591,930 shares and sole dispositive power for 5,618,765 shares.
(4)Information is based solely upon Schedule 13F filed with the SEC on August 15, 2022, by AllianceBernstein L.P. The filing indicates that as of June 30, 2022, Alliance Bernstein L.P. had sole voting power for 4,007,060 shares and sole dispositive power for 4,632,642 shares.

20 MillerKnoll, Inc.

DIRECTOR AND EXECUTIVE OFFICER INFORMATION
The following tables set forth the beneficial ownership of common stock as of the Record Date, August 19, 2022, for each of the Company’s directors and each Named Executive Officers (NEO) of the Company, and by all directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon vesting or exercise of equity award within 60 days of the Record Date. Except as described in the notes to the tables presented below, the following persons have sole voting and dispositive power as to all their respective shares. Percentage ownership calculations are based on 75,526,187 shares of common stock outstanding at the close of business on August 19, 2022.

Directors

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
David A. Brandon(2)	20,131	*
Douglas D. French	15,582	*
John R. Hoke III	36,006	*
Lisa A. Kro	26,228	*
Heidi J. Manheimer	22,756	*
Candace S. Matthews	7,759	*
Andi R. Owen	See Table Below
Michael C. Smith	8,805	*
Michael R. Smith	4,762	*
Michael A. Volkema	138,313	*
*    Less than 1% of the outstanding common stock.
(1)Includes the following number of deferred stock units: 3,322 units for Mr. Brandon; 3,118 units for Mr. French; 4,677 units for Mr. Michael R. Smith; and 4,745 units for Mr. Volkema.
(2)Excludes 1,094 shares held in Mr. Brandon’s deferred compensation account.

Executive Officers

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Andi R. Owen	404,191	*
Jeffrey M. Stutz	196,733	*
Christopher M. Baldwin	26,872	*
John P. Michael	17,473	*
Debbie F. Propst	58,612	*
All executive officers and directors as a group (25 persons)(2)	1,369,165	1.81%
*    Less than 1% of the outstanding common stock.
(1)Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership under stock options exercisable within 60 days of the Record Date: 364,329 shares for Ms. Owen; 152,911 shares for Mr. Stutz; 1,815 shares for Mr. Baldwin; 13,576 shares for Mr. Michael; and 53,591 shares for Ms. Propst. Includes the following number of deferred stock units: 4,121 units for Mr. Stutz.
(2)Includes 885,983 shares with respect to which executive officers have the right to acquire beneficial ownership under options exercisable within 60 days; no directors have any options outstanding. Includes the following number of deferred stock units 5,019.
2022 Proxy Statement 21

COMPENSATION DISCUSSION AND ANALYSIS
This section describes the material elements of our executive compensation program. It also provides an overview of the specific decisions the Compensation Committee (the “Committee”) made for our NEOs during fiscal 2022, including the key factors that the Committee considered in determining the compensation arrangements.

Executive Officers Covered by this Compensation Discussion and Analysis
We are required to provide information regarding our compensation policies and decisions related to our President and Chief Executive Officer, our Chief Financial Officer, and the three other most-highly-compensated executive officers serving as executive officers at the end of the fiscal year. We refer to the foregoing individuals for whom disclosure is required as our NEOs. The NEOs for fiscal 2022 and their titles are listed in the following table:

Name	Title
Andi R. Owen	President and Chief Executive Officer (CEO)
Jeffrey M. Stutz	Chief Financial Officer (CFO)
Christopher M. Baldwin	Group President, MillerKnoll
John P. Michael	President, Americas Contract
Debbie F. Propst	President, Global Retail

Executive Summary
Despite continued challenges resulting from the COVID-19 pandemic and macroeconomic challenges, such as supply chain constraints, in fiscal 2022 we made significant strategic, financial, and organizational progress that builds upon an already strong Company foundation and that we anticipate will help further drive shareholder value creation in the coming years. Key highlights include the following:

Strategic We began fiscal 2022 by completing our acquisition of Knoll, Inc., (“Knoll”) and in November 2022 changed the Company name to MillerKnoll, Inc. (“MillerKnoll”), the preeminent leader in modern design. The acquisition increased both our reach and ability to better serve customers across the contract furnishings sector, residential trade segment, and retail audience. In addition, MillerKnoll is well positioned to enhance engagement with architects and interior designers, who support decision-making for both Contract and Retail customers. Our go-forward strategy is now centered around five priorities:

•Bring MillerKnoll to life.
•Build a customer-centric, digitally enabled business model.
•Accelerate profitable growth.
•Attract, develop and retain world-class talent.
•Reinforce our commitment to our people, our planet, and our communities.

Financial In fiscal 2022 we delivered a year-over-year increase in net sales, but experienced a decrease in profitability due to sustained supply chain constraints as shown below:

•Net sales of $3.95 billion, an increase of 13.6%(2) on an organic basis versus fiscal 2021.
•Adjusted gross margin of 34.6%,(2) a decrease of 400 basis points from fiscal 2021.
•Adjusted operating income of $225.7 million,(2) this is a decrease of 430-basis points from fiscal 2021.

Operational Throughout the last year, our company continued operational progress in the following areas while contending with macroeconomic environment uncertainty, supply chain challenges, labor shortages and inflation:

•As mitigation efforts around the challenging supply chain environment have taken hold, lead times and reliability have returned to normal levels for almost all products and geographies.
(2) Non-GAAP measurements; see accompanying reconciliations and explanations.
22 MillerKnoll, Inc.

•We began our integration of Knoll by developing a strategic plan that has served us well over the past year. We are on track and remain confident we will deliver on our target of $120 million of run-rate cost synergies within three years of closing of the Knoll acquisition.
•A critical milestone in our integration process was reached on June 1, 2022, when we launched our MillerKnoll sales and dealer network in North America.
•We held our first MillerKnoll Design Days in Chicago with more than a dozen new product launches across our collective of brands, including new task seating from both Herman Miller and Knoll, new textiles from Maharam and Knoll Textiles, and a new Sit-to-Stand desk from Geiger. In addition, Knoll presented new collections for 2022 at Salone del Mobile, including products by Antonio Citterio and Piero Lissoni alongside modern classics by exceptional architects and designers, such as Florence Knoll, Mies van der Rohe, Eero Saarinen and Warren Platner.
•Core to MillerKnoll is our commitment to our people, our planet, and our communities, and in the fourth quarter, we introduced our 2030 sustainability goals. These goals are shared across our collective of brands and are targeted at reducing our carbon footprint, designing out waste, and sourcing more sustainable materials.

Compensation Best Practices
The Committee believes that strong corporate governance practices are the cornerstone of our executive compensation program.

What We Do
✓	Pay for performance
✓	Balance long-term and short-term incentives
✓	Benchmark compensation against an appropriate peer group
✓	Maintain clawback policy
✓	Conduct an annual risk assessment
✓	Maintain stock ownership requirements
✓	Prohibit hedging and pledging
✓	Limit perquisites
✓	Engage an independent compensation consultant
✓	Hold executive sessions at each committee meeting
What We Do Not Do
x	No gross-ups for excise taxes
x	No “single-trigger” severance
x	No repricing of options
x	No guaranteed compensation
x	No dividends paid on unvested equity

2022 Proxy Statement 23

Compensation Philosophy and Executive Compensation Program Overview
Compensation Philosophy
Our compensation philosophy, as approved by the Committee, is to reward our executives for meeting financial and operational goals that ultimately lead to creating shareholder value. We have designed our compensation program to provide executive officers with target compensation levels that generally reflect median market compensation rates for their position based upon data that our independent compensation consultant provides (as further described in the sections titled Role of Market Data and Compensation Peer Group). Consistent with this philosophy, the key objectives of our executive compensation program are to:

•Link a material portion of executive officers’ total annual compensation directly to the Company’s performance.
•Reinforce our commitment to our people, planet, and communities.
•Align the interests of executive officers with the long-term interests of shareholders.
•Attract, motivate, and retain executive officers of outstanding ability.

Executive Compensation Program Overview
Our executive compensation program is comprised of five primary components. The following table provides an overview of each element of our fiscal 2022 compensation program for our NEOs:

Element	Description	Metrics / Vehicles for Fiscal 2022
Base Salary	Fixed element of cash compensation determined by the external market data, positions at a similar level within the Company, and incumbent experience, performance and scope of responsibilities	—
Annual Incentive
Variable element of cash compensation. NEOs, consistent with other salaried employees, have the opportunity to earn an annual incentive payout pursuant to the Annual Executive Incentive Cash Bonus Plan (AIP) based upon performance against predetermined goals during the fiscal year

Adjusted operating income (AOI)
Long-Term Incentives
Equity-based component of compensation that is denominated in performance share units (PSUs), stock options and restricted share units (RSUs). Long-term incentives encourage long-term strategic thinking and decision-making while also promoting ownership in the Company and alignment with shareholders
PSUs (50% weighting) •40% Revenue •40% AOI •20% Corporate scorecard Stock options (25% weighting) RSUs (25% weighting)
Benefits	We maintain retirement plans along with health insurance plans available to full-time and most part-time employees	—
Other Executive Plans and Perquisites	NEOs and other eligible employees may participate in our deferred compensation plan and our executive long-term disability plan and are allowed to obtain a comprehensive physical at our cost. Additionally, Ms. Owen is provided 35 hours of personal aircraft usage	—

Role of Market Data and Compensation Peer Group
Role of Market Data
The Compensation Committee, with assistance from its independent compensation consultant Pay Governance, annually reviews competitive market data to assist with evaluating our executive compensation program and individual NEO compensation levels.

24 MillerKnoll, Inc.

Pay Governance utilized compensation peer group data (the following section Compensation Peer Group provides additional information), along with compensation data from the following survey sources, when analyzing the market competitiveness of our executive pay levels: Willis Towers Watson Executive Compensation Database and Aon Hewitt Executive Total Compensation Measurement Database (we refer to the compensation peer group data and the survey data collectively as “market data”). The market data is size-adjusted to reflect companies/operations with revenues similar to the related MillerKnoll scope of operations. Pay Governance compared pay elements on an individual basis and in total salary, target total cash, and target total direct compensation of each executive officer to the market data for a comparable benchmark position.

Compensation Peer Group
The Committee reviews the composition of the compensation peer group on an annual basis and approves adjustments to ensure the group remains appropriate. The criteria used to develop the compensation peer group is a combination of quantitative and qualitative factors:

Factor Type	Description
Quantitative	•Company type (publicly traded) •Geographic locations (U.S.-based) •Industry •Financials
Qualitative	•Business dynamics •Key business and/or talent competitor to MillerKnoll •Inclusion in external peer group(s) •Recent financial performance •Geographic revenue mix

As a result of the Knoll acquisition and corresponding increase in the size and scope of the Company, the following changes to the peer group were approved by the Committee:

•Removals: Ethan Allen Interiors Inc.; Interface, Inc.; Kimball International, Inc.; and Knoll, Inc.
•Additions: Bed, Bath & Beyond Inc. and Fortune Brands Home & Security, Inc.

The compensation peer group used for fiscal 2022 as approved by the Committee is set forth below:

American Woodmark Corporation	La-Z-Boy Incorporated	Steelcase, Inc.
Bed Bath & Beyond Inc.	Leggett & Platt, Incorporated	Tempur Sealy International, Inc.
Floor & Decor Holdings, Inc.	Masonite International Corporation	UFP Industries, Inc.
Fortune Brands Home & Security, Inc.	RH	Wayfair, Inc.
HNI Corporation	Sleep Number Corporation	Williams-Sonoma, Inc.
JELD-WEN Holding, Inc.

Roles and Responsibilities in Setting Executive Officer Compensation
Compensation Committee
The Committee consists of three directors, each qualifying as independent under Nasdaq’s listing requirements. The Board has determined that each member of the Committee also meets the definition of independence under our corporate governance guidelines and qualifies as a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934.

The role of the Committee is to:

•Review and recommend the compensation of the Company’s CEO to the Board.
•Review and approve the compensation of the Company’s executive officers (except for the CEO).
2022 Proxy Statement 25

•Act as the administrative committee for the Company’s annual cash incentive and equity-based compensation plans and such other plans as may be designated by the Board.
•Perform all other duties and responsibilities set forth in its charter or as delegated to it by the Board.

Compensation Consultant
The Committee selects and retains the services of its own independent compensation consultant and annually reviews the performance of the consultant. As part of the review process, the Compensation Committee considers the independence of the consultant in accordance with SEC and Nasdaq rules.

During fiscal 2022, Pay Governance, provided no services to MillerKnoll other than services for the Committee, and worked with MillerKnoll management, as directed by the Committee, only on matters for which the Committee is responsible.

At the Committee’s request, Pay Governance regularly attends Committee meetings. Pay Governance also communicates with the Committee or the Chair of the Committee outside committee meetings regarding matters related to the Committee’s responsibilities.

Chief Executive Officer
At the Committee’s request, Ms. Owen works with other executives to recommend performance goals for the AIP and the PSU component of the long-term incentive (LTI) program; these goals are reviewed and approved by the Committee. Additionally, Ms. Owen reviews the performance of her direct reports (including the NEOs other than herself) and makes recommendations to the Committee with respect to their compensation.

Fiscal 2022 Compensation Program
Fiscal 2022 Compensation Actions for NEOs
Consistent with our compensation philosophy, the Committee or, in the case of the CEO, the Board approved the following compensation actions for the NEOs.

Base Salaries
Base salary is a customary, fixed element of compensation intended to attract and retain executives. When setting the annual base salaries of our NEOs, the Committee considers market data provided by its independent compensation consultant, internal pay equity, and MillerKnoll’s financial performance and size relative to peer companies. Base salaries for each NEO are set forth below:

Name	Base Salary 2022 ($)(1)
Andi R. Owen	1,100,000
Jeffrey M. Stutz	560,000
Christopher M. Baldwin	561,000
John P. Michael	510,000
Debbie F. Propst	560,000
(1)    Reflects annualized salary.

Annual Incentive Plan
The AIP is our annual cash incentive program that covers all non-sales incented employees. For fiscal year 2022, adjusted operating income (AOI) served as the sole performance metric in the AIP.

As a result of the continued uncertainty in our business and ongoing supply chain constraints, while also desiring to retain an objective measure of financial performance, the Committee approved semiannual performance goals for the AIP. Performance goals were set at the beginning of each performance period first-half (1H) and second-half (2H), with a payout for each only occurring after the completion of the full fiscal year and the Committee’s approval of the results. Additional details on AIP goals and payouts are presented in the tables on the following page.
26 MillerKnoll, Inc.

(Dollars in millions)	AOI Goals ($)			Payout as a % of Target			Actual
Period	Threshold	Target	Maximum	Threshold	Target	Maximum	AOI ($)		Payout(1)
1H 2022	73.9	92.4	162.3	0%	100%	200%	86.9	(2)	70%
2H 2022	48.1	96.1	144.2	0%	100%	200%	105.6		120%
(1)     Expressed as a percentage of target.
(2)     The Committee approved 1H performance results that adjusted for quantifiable impact related to unforeseen material macroeconomic factors (e.g. supply chain pressures, commodity prices).

The fiscal 2022 AIP payouts for each of the NEOs is set forth below:

	Target 2022 AIP		Payout as a % of Target			Actual 2022 AIP Payout ($)
Name	% of Salary	Value ($)	1H 2022	2H 2022	Total
Andi R. Owen	125%	1,375,000	70%	120%	95%	1,292,452
Jeffrey M. Stutz	70%	392,000	70%	120%	95%	369,000
Christopher M. Baldwin(1)	70%	166,143	N/A	120%	120%	199,371
John P. Michael	70%	357,000	70%	120%	95%	330,650
Debbie F. Propst	70%	392,000	70%	120%	95%	367,764
(1)    Mr. Baldwin became eligible for a prorated portion of the 2H 2022 AIP beginning January 1, 2022.

Long-Term Incentives
For each executive officer, the Committee approves a target LTI award value and determines the mix of LTI vehicles to deliver that award. We convert that value for each NEO into grants with award types weighted as shown below.

Award Types	Weighting for Fiscal 2022
PSUs	50%
Stock Options	25%
RSUs	25%

The table below illustrates the target value of the LTI grants that the Committee (or in the case of our CEO, the Board) approved for fiscal 2022.

	Target 2022 LTI		PSUs (#)	Stock Options (#)	RSUs (#)
Name	% of Salary	Value ($)
Andi R. Owen(1)	—	3,550,000	37,345	60,374	18,956
Jeffrey M. Stutz	175%	980,000	10,310	16,667	5,233
Christopher M. Baldwin	135%	315,600	3,437	5,445	1,710
John P. Michael	175%	892,500	9,390	15,179	4,766
Debbie F. Propst	175%	980,000	10,310	16,667	5,233
(1)    Ms. Owen’s target LTI award value is a specific value not calculated as a percentage of base salary.

2022 Proxy Statement 27

PSU payout opportunity for those granted in fiscal year 2022 is based on two financial metrics and a non-financial strategic scorecard, all with weighting as shown below:

PSU Weightings
Revenue (40%)
Adjusted Operating Income (40%)
Employee Engagement (5%)
eCommerce Net Promoter Score (5%)
Win Rate (5%)
Diversity, Equity, and Inclusion (5%)

For fiscal 2022, performance for each metric is measured over a three-year period, all of which are ineligible to vest until completion of the full three-year period and subject to modification based on our relative total shareholder return (TSR) performance.

The relative TSR modifier provides for a 25% increase to the earned PSUs if our relative TSR performance is at or above the 75th percentile of our TSR peer group (subject to an overall maximum of award equal to 200% of target) or a 25% decrease to the PSUs earned if our relative TSR performance is below the 25th percentile of our TSR peer group.

The TSR peer group focuses on key competitors, companies in appropriately adjacent industries, companies with similar business drivers and other companies with similar business cycles to the Company. The TSR peer group for the fiscal 2022 PSU award is as follows:

American Woodmark Corporation	Kimball International, Inc.	Sleep Number Corporation
Ethan Allen Interiors Inc.	La-Z-Boy, Inc.	Steelcase, Inc.
HNI Corporation	Leggett & Platt, Inc.	Tempur Sealy International, Inc.
Interface, Inc.	Masonite International Corporation	UFP Industries, Inc.
JELD-WEN Holding, Inc.	RH	Williams-Sonoma, Inc.

RSUs represent the right to receive shares of MillerKnoll common stock. Each unit represents the equivalent of one share of common stock as of the date of grant and vests on August 1st for the next three years with the following schedule: 25%, 25% and 50%. RSUs convert into shares upon vesting. Dividends are not paid over the vesting period but accrue on the RSUs and are added to the total value of the units at the time of vesting.

Stock options provide the opportunity to recognize value only if the share price appreciates above the price on the date of grant. Our stock options vest ratably over three years (one-third per year), creating a multi-year alignment between option recipients and shareholders and motivating participants to implement and achieve financial and operational goals that will lead to a growth in share price over a long period of time.

28 MillerKnoll, Inc.

PSUs Earned for Fiscal 2020 to Fiscal 2022 Performance Cycle
Revenue and AOI performance for the 2020 PSUs (fiscal 2020 to fiscal 2022 performance cycle) was below threshold; therefore, none of these PSUs granted in fiscal 2020 were earned or vested for any of the NEOs.

Compensation Program Changes for Fiscal 2023
The Committee approved the following compensation programs changes for fiscal 2023:

Program	Change	Rationale
AIP	•Reverted to one-year AOI goals.	•The Committee and management prefer an annual goal to better reflect the Company’s budgeting and planning, including a robust discussion of potential disruptors (e.g. supply chain, commodity costs).
LTIP
•Increased the weighting of the PSU financial metrics from 80% to 90% (45% AOI and 45% revenue).
•Reduced the weighting of the PSU nonfinancial metrics from 20% to 10%.
•Reduced the number of non-financial metrics from four to two (Employee engagement and diversity, equity, and inclusion).
•Grant premium-priced options to the CEO.

•The Committee and management determined to increase the emphasis on long-term financial performance and reduce the impact of these non-financial metrics in our long-term incentive program while continuing to emphasize the importance of, and our commitment to, ESG as part of our mission and operations.
•The Committee and management elected to focus our non-financial PSU metrics on quantitative goals that directly impact our people.
•The Committee and the Board desired to provide our CEO with a competitive pay opportunity that is aligned with the leadership team but that also creates additional emphasis on growing our share price.

Retirement Plans and Health Benefits
Retirement Plans
We maintain broad-based retirement plans, available for employees in the United States, with one plan covering the majority of our employees. Our retirement plans are designed to provide an appropriate level of replacement income upon retirement. The benefits available to NEOs are the same as those available to other non-executive employees in their respective geographic region, subject to limitations provided by law or regulation. The primary retirement plan, covering most U.S.-based employees, including the NEOs is:

•The MillerKnoll, Inc. Retirement Plan consists of two parts. First, we make a core contribution to an employee’s 401(k) account equal to 4% of base salary, on a quarterly basis. The amount of salary included in the calculation is limited to the maximum salary level permitted by the IRS. Second, the 401(k) portion of the plan permits employees to make salary deferrals into the plan up to the maximum amount permitted by law. We also fully match employee contributions up to 4% of the employee’s compensation contribution.

Health Plans
We maintain a broad base of health insurance plans available to all full-time and qualified part-time employees. The NEOs participate in such health insurance plans on the same terms as all other employees within their respective geographic region or business unit.

Other Executive Plans and Perquisites
Deferred Compensation Plan
The MillerKnoll, Inc. Executive Equalization Retirement Plan was approved by the Committee and the Board in 2007. The plan is a supplemental deferred compensation plan and became available for salary deferrals beginning in January 2008. The plan is available to highly compensated United States employees who are selected for participation by the
2022 Proxy Statement 29

Committee. All NEOs are currently able to participate. The plan allows participants to defer up to 50% of their base salary and 100% of their annual incentive compensation. Company contributions to the plan mirror the amounts we would have contributed to the MillerKnoll, Inc. Retirement Plan had the employee’s compensation not been above the statutory ceiling (currently $305,000). Investment options under this plan are similar to those available under the Retirement Plan. Company contributions in fiscal 2022 appear in the Summary Compensation Table section within the “All Other Compensation.”

Executive Long-Term Disability Plan
This plan covers 60% of the rolling two-year average of compensation for a qualified disability. Executives, including our NEOs, are eligible to participate after they have received two annual executive incentive payments. This benefit continues as long as the executive remains disabled until age 65. The monthly benefit is capped at $10,000.

Perquisites
In fiscal 2022, we provided for executives, including our NEOs, with the opportunity to obtain a comprehensive physical at our cost. In addition, we provide aircraft usage for the CEO for up to 35 hours per fiscal year for her personal use.

Stock Ownership Guidelines and Stock Retention Requirements
Stock Ownership Guidelines
The Committee believes that significant stock ownership by executives is of critical importance to our ongoing success as it helps link the interests of executives and shareholders. As such, we have established stock ownership guidelines, which apply to the NEOs and executive officers. The stock ownership guidelines require these individuals to own shares of our common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

President and Chief Executive Officer	6x base salary
Executive officers with LTIP target equal to or greater than 100% of salary	4x base salary
Certain other direct reports to the CEO	3x base salary

All NEOs are currently in compliance with their applicable stock ownership guideline.

Stock Retention Requirements
Until the ownership guidelines are met, covered executives must retain a certain amount in company stock, equal to 40% of the pretax value of vested restricted stock, PSUs, RSUs, deferred stock, and exercised stock options. Compliance with the requirements is determined each time an executive officer disposes of company stock.

Incentive Clawback
The MillerKnoll Compensation Recovery Policy provides for the recoupment of both cash compensation and equity incentives from executive officers in the event of a restatement and/or improper conduct. The Board may, in its sole discretion, after evaluating the associated costs and benefit, and any other factors it deems relevant, seek to recover all or any portion of the recoverable incentive paid to any such executive officer during the applicable period.

Anti-Hedging and Anti-Pledging Policy
The Committee and the Board of Directors have adopted a policy prohibiting the Board of Directors and executive officers from hedging the economic risk of their ownership of our stock, including options or other derivatives related to the stock, and are prohibited from pledging MillerKnoll stock.

30 MillerKnoll, Inc.

Severance Policy and Change in Control Agreements
Severance Policy
The NEOs are generally “at will” employees. This means that they can be discharged at any time and for no reason. We have established a severance policy that applies if an executive (including our NEOs) is terminated for reasons other than malfeasance or voluntary separation. For each NEO, severance would be equal to 18 months of base salary subject to the employee not competing with us during that period. The Committee’s determination as to the amount of severance payments for these NEOs is the result of benchmarking our practices to the market data. In addition, we maintain the health insurance on such employee during the salary continuation period. In exchange for such payments, the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor or solicit our employees during the salary continuation period.

Change in Control Agreements
Each NEO is party to a Management Continuity Agreement (referred to as a Change in Control or CIC Agreement) with us that provides for severance benefits in the event of both a change in control and the NEO’s termination of employment (“double-trigger”). The Committee believes the use of change in control agreements is appropriate as they help ensure both a continuity of management during a possible takeover and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. Potential payments under the change in control agreements are included in the tally sheets that the Committee reviews annually.

The narrative and footnotes to the tables entitled Potential Payments Upon Termination, Death, Disability, Retirement, or Change in Control describe the change in control payments in greater detail.

Deductibility of Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to individuals who are covered executives. All of our NEOs are covered executives for this purpose. As a result, the compensation paid to each of our NEOs for fiscal 2022 in excess of $1 million will not be deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

David A. Brandon (Chair)	Douglas D. French	Heidi J. Manheimer

2022 Proxy Statement 31

COMPENSATION TABLES
Summary Compensation Table
The summary compensation table below shows the compensation for the NEOs for the fiscal years ended May 28, 2022 (2022), May 29, 2021 (2021), and May 30, 2020 (2020). Additional details regarding the Company’s executive compensation program are found in the CD&A section above.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(7)	Total ($)
Andi R. Owen	2022	1,084,231	—	1,405,550	866,971	1,292,452	335,634	4,984,838
President and CEO	2021	976,923	—	1,857,025	2,309,253	1,123,462	121,690	6,388,353
	2020	992,308	—	2,749,995	—	789,976	126,185	4,658,464
Jeffrey M. Stutz	2022	553,062	—	384,142	239,338	369,000	54,132	1,599,674
CFO	2021	504,092	—	435,575	599,641	327,660	34,900	1,901,868
	2020	511,084	—	747,908	—	229,988	59,365	1,548,345
Christopher M. Baldwin(4)	2022	561,000	1,200,000	123,688	75,522	199,371	—	2,159,581
Group President, MillerKnoll
John P. Michael(5)	2022	492,654	—	350,006	217,970	330,650	39,575	1,430,855
President, Americas Contract
Debbie F. Propst(6)	2022	550,538	—	384,142	239,338	367,764	24,342	1,566,124
President, Global Retail	2021	488,462	—	422,060	418,654	317,500	63,008	1,709,684
(1)Amounts presented are the aggregate grant date fair value of the awards with an accounting grant date established in each of the respective years as computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are set forth in Note 10 of the Company’s Consolidated Financial Statements for the fiscal year ended May 28, 2022, included in our Annual Report on Form 10-K.
(2)Components of the amounts presented in the Stock Awards column are comprised of both RSUs and PSUs as itemized in table below. Consistent with the requirements of FASB ASC Topic 718, the value of the PSUs displayed in the table below, are at their target and highest levels of performance for the first and second tranches of the awards granted on July 13, 2021, for which the accounting grant date value was originally established on July 13, 2021, and January 5, 2022, respectively. For additional details, see the Grants of Plan-Based Awards table. The remaining tranches of the awards granted in July 2021 will be linked to performance goals for subsequent fiscal years and will be reported in the Summary Compensation Table for those fiscal years in which the accounting grant date values are established.

	Components of Stock Awards		Additional Information
	Value of RSUs ($)	Value of PSUs at Target Attainment ($)	Value of PSUs at Maximum Attainment ($)
Andi R. Owen	867,237	538,313	1,076,626
Jeffrey M. Stutz	239,410	144,732	289,464
Christopher M. Baldwin	75,582	48,106	96,212
John P. Michael	218,045	131,961	263,922
Debbie F. Propst	239,410	144,732	289,464
(3)Includes the amounts earned in fiscal 2022 and paid in fiscal 2023 under the AIP as described in the CD&A section for the NEOs. Certain executives have elected to defer a part of the incentive under the MillerKnoll Executive Equalization Retirement Plan. The amount of the deferrals and the corresponding company contributions will be shown in next year’s Nonqualified Deferred Compensation table.
(4)Mr. Baldwin’s employment with the Company commenced on July 19, 2021 (fiscal 2022). The amount in the bonus column represents $500,000 cash bonus paid based upon the target bonus opportunity under the Knoll, Inc. annual bonus program, plus one-third of executive’s $2.1 million Cash Retention Award, in the amount of $700,000, paid on August 19,2021. The remaining balance of the Cash Retention Award is payable in installments of $700,000 each, on August 19, 2022, and August 22, 2023, conditioned upon Executive’s continued employment with the Company as of each of those dates, respectively.
(5)Mr. Michael’s employment with the Company commenced on June 5, 2017, and he became a NEO in fiscal 2022.
(6)Ms. Propst’s employment with the Company commenced on January 6, 2020 (fiscal 2020), and she became a NEO in fiscal 2021.

Footnotes continued on next page
32 MillerKnoll, Inc.

(7)The amounts for fiscal 2022 for all other compensation are described in the table below.

	Other Taxable Income ($)(a)	Long-term Disability Insurance ($)	Relocation Expenses ($)	Personal Use of Company Property ($)(b)	Nonqualified Deferred Compensation Contribution ($)(c)	Comprehensive Physical Exam ($)	Total Other Compensation($)
Andi R. Owen	3,838	4,346	—	173,512	150,338	3,600	335,634
Jeffrey M. Stutz	1,518	3,110	—	—	45,904	3,600	54,132
Christopher M. Baldwin	—	—	—	—	—	—	—
John P. Michael	3,782	2,130	—	—	30,063	3,600	39,575
Debbie F. Propst	660	1,484	—	—	22,198	—	24,342
(a)    Other taxable income includes interest paid on base salary deferrals at a rate of 4% per annum; interest was accrued monthly on the principal amount.
(b)    Ms. Owen’s amount represents personal use of the corporate aircraft leased (not owned) by the Company. This dollar amount was the incremental cost to the Company and was calculated based on actual invoiced expense incurred by the Company. Invoiced expenses include, but are not limited to, fuel costs, parking, landing fees, travel fees, catering, and other miscellaneous direct costs.
(c)    Amounts represent the Company’s contribution to the MillerKnoll, Inc. Executive Equalization Retirement Plan.
2022 Proxy Statement 33

Grants of Plan-Based Awards
The Grants of Plan-Based Awards table below sets forth information on equity awards granted by the Company to the NEOs during fiscal 2022 under the LTIP and the possible payouts to the NEOs under the AIP for fiscal 2022. The CD&A provides further details of grants under the LTIP, as well as the performance criteria under the AIP (the LTI grants are discussed in the CD&A section under the heading Fiscal 2022 Compensation Program - Long-Term Incentives section).

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Award Type(1)	Grant Date		Threshold (#)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andi R.	CB			—	1,375,000	2,750,000
Owen	PSU	07/13/21	(8)				—	6,162	12,324				299,905
	PSU	01/05/22	(9)				—	6,162	12,324				238,408
	RSU	07/13/21								18,956			867,237
	Option	07/13/21									60,374	45.75	866,971
Jeffrey M.	CB			—	392,000	784,000
Stutz	PSU	07/13/21	(8)				—	1,700	3,400				78,959
	PSU	01/05/22	(9)				—	1,700	3,400				65,773
	RSU	07/13/21								5,233			239,410
	Option	07/13/21									16,667	45.75	239,338
Christopher	CB		(10)	—	166,143	332,286
M. Baldwin	PSU	07/20/21	(11)				—	567	1,134				26,168
	PSU	01/05/22	(12)				—	567	1,134				21,938
	RSU	07/20/21								1,710			75,582
	Option	07/20/21									5,445	44.20	75,522
John P.	CB			—	357,000	714,000
Michael	PSU	07/13/21	(8)				—	1,550	3,100				71,991
	PSU	01/05/22	(9)				—	1,550	3,100				59,970
	RSU	07/13/21								4,766			218,045
	Option	07/13/21									15,179	45.75	217,970
Debbie F.	CB			—	392,000	784,000
Propst	PSU	07/13/21	(8)				—	1,700	3,400				78,959
	PSU	01/05/22	(9)				—	1,700	3,400				65,773
	RSU	07/13/21								5,233			239,410
	Option	07/13/21									16,667	45.75	239,338
(1)“CB” refers to the AIP cash bonus awards made pursuant to Executive Incentive Cash Bonus Plan; “PSU,” “RSU,” and “Option” refer to performance-based restricted stock units, time-based restricted stock units, and stock options, respectively, issued under the MillerKnoll, Inc. 2020 Long-Term Incentive Plan.
(2)Under the AIP, executives can earn incentive compensation based on the achievement of certain company performance goals. The actual Cash Bonus amount paid with respect to any year may range from zero to two times the target based upon the relative achievement of our Adjusted Operating Income targets as set forth in the Summary Compensation Table above.
(3)Represent the range of possible shares to be issued under PSU awards granted in fiscal year 2022. Overall attainment is capped at 200% of target and can be as low as zero, subject to a modifying metric of relative TSR. For additional information, see the Fiscal 2022 Compensation Program - Long-Term Incentives section.
(4)The RSUs represent the right to receive shares of the Company’s common stock; these awards vest ratably 25%, 25%, and 50% over a three year period on August 1st following the anniversary of the grant date.
(5)Each option has a term of ten years and vests pro-rata over three years.
(6)Stock options awarded at an option price not less than the market value of the Company’s common stock on the date of grant.
(7)Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value was determined based upon the vesting at 100% of the target units awarded.

Footnotes continued on next page
34 MillerKnoll, Inc.

(8)Consistent with the requirements of FASB ASC Topic 718, the amount represents the first 6-month performance period of the PSUs with AOI, Revenue, and Non-financial performance goals granted on July 13, 2021, for which the accounting grant date fair value was originally established on July 13, 2021. Subsequently on January 5, 2022, the Committee approved a one-time adjustment to the AOI metric condition due to unforeseen extreme macroeconomic factors for all eligible employees. At that time, a new valuation was applied to the award in accordance with FASB ASC Topic 718. The CEO’s first tranche of the AOI award received the same modification later in July 2022. The PSUs earned from this award are scheduled to vest on August 1, 2024.
(9)Consistent with the requirements of FASB ASC Topic 718, the amount represents the second 6-month performance period of the PSUs with AOI, Revenue and Non-financial performance goals granted on July 13, 2021, for which the accounting grant date fair value was established on January 5, 2022. The PSUs earned from this award are expected to vest on August 1, 2024.
(10)Mr. Baldwin became eligible for a pro-rated portion of the 2H 2022 AIP beginning on January 1, 2022.
(11)Consistent with the requirements of FASB ASC Topic 718, the amount represents the 6-month performance period of the PSUs with AOI, Revenue, and Non-financial performance goals granted on July 20, 2021 to Mr. Baldwin following him joining MillerKnoll on July 19, 2021, for which the accounting grant date fair value was originally established on July 20, 2021. Subsequently on January 5, 2022, the Committee approved a one-time adjustment to the AOI metric condition due to unforeseen extreme macroeconomic factors for all eligible employees, including Mr. Baldwin. At that time, a new valuation was applied in accordance with FASB ASC Topic 718.
(12)Consistent with the requirements of FASB ASC Topic 718, the amount represents the 6-month performance period of the PSUs with AOI, Revenue, and Non-financial performance goals granted on July 20, 2021 to Mr. Baldwin following him joining MillerKnoll on July 19, 2021, for which the accounting grant date fair value was established on January 5, 2022.

2022 Proxy Statement 35

Outstanding Equity Awards at Fiscal Year-End
The following table shows the outstanding option and stock awards held by our NEOs as of May 28, 2022. It includes both exercisable and unexercisable options, and shares and units that have not vested.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Andi R. Owen	08/22/18		77,447	—	38.15	08/22/28
	07/16/19						16,185	496,070
	07/16/19	(5)					—	—
	07/14/20		41,412	82,835	21.38	07/14/30	27,534	843,917
	07/14/20		91,968	183,962	23.52	07/14/30
	01/14/21	(6)							59,124	1,812,151
	07/13/21	(7)	—	60,374	45.75	07/13/31	19,384	594,120	7,394	226,626
	01/05/22	(7)							7,394	226,626
Jeffrey M. Stutz	07/19/16	(8)	37,441	—	31.86	07/19/26	4,121	126,309
	07/18/17		22,953	—	33.75	07/18/27
	07/16/18		17,512	—	38.30	07/16/28
	07/16/19						3,796	116,347
	07/16/19	(5)					—	—
	07/14/20		9,714	19,428	21.38	07/14/30	6,457	197,907
	07/14/20		25,011	50,029	23.52	07/14/30
	01/14/21	(6)							13,868	425,054
	07/13/21	(7)	—	16,667	45.75	07/13/31	5,351	164,008	2,040	62,526
	01/05/22	(7)							2,040	62,526
Christopher M.	07/19/21	(9)					15,697	481,113
Baldwin	07/19/21	(9)					15,697	481,113
	07/20/21		—	5,445	44.20	07/20/31	1,749	53,607	680	20,842
	01/05/22								680	20,842
John P. Michael	07/16/19						1,156	35,431
	07/16/19	(5)					—	—
	07/14/20		925	1,849	21.38	07/14/30	1,844	56,519
	07/14/20		3,333	6,667	23.52	07/14/30
	01/14/21	(6)					1,144	35,064	10,750	329,488
	07/13/21	(7)		15,179	45.75	07/13/31	4,874	149,388	1,860	57,009
	01/05/22	(7)							1,860	57,009
Debbie F. Propst	01/06/20						3,895	119,382
	01/06/20	(5)					—	—
	07/14/20		9,412	18,826	21.38	07/14/30	6,257	191,777
	07/14/20		14,606	29,214	23.52	07/14/30
	01/14/21	(6)							13,438	411,875
	07/13/21	(7)	—	16,667	45.75	07/13/31	5,351	164,008	2,040	62,526
	01/05/22	(7)							2,040	62,526
(1)Options vest in substantially three equal annual installments commencing on the first anniversary of the grant date.
(2)RSU awards vest ratably 25%, 25%, and 50% over a three year period on or shortly after the anniversary of the grant date; amounts shown reflect additional units credited due to dividend reinvestment.
(3)Assumes a stock price of $30.65 per share, which was the closing price of a share of common stock on the last trading day of fiscal 2022.
(4)PSUs vest depending upon the attainment level of certain predetermined performance goals.

Footnotes continued on next page
36 MillerKnoll, Inc.

(5)PSUs granted in July 2019 and January 2020, that were scheduled to cliff vest on July 16, 2022, had a 0% achievement level at May 28, 2022, the end of the measurement period. As a result, no units were vested.
(6)PSUs granted in January 2021, are scheduled to cliff vest on August 1, 2023 and are reported at the next highest level of attainment.
(7)For PSUs granted in July 2021, the units reflected are only for tranches for which performance goals have been established on the accounting grant dates indicated; each performance goal’s PSUs are calculated individually at the next highest level of attainment and then reported in aggregate.
(8)Mr. Stutz’s RSUs granted on July 19, 2016, vested on July 19, 2019, but issuance is deferred until July 19, 2024.
(9)Prior to the acquisition of Knoll, Inc. on July 19, 2021, Mr. Baldwin received RSU grants of 4,238 and 11,459 units on February 21, 2020, and February 16, 2021, respectively. In addition, he also received Restricted Stock Award (RSA) grants of 4,238 and 11,459 shares on February, 21, 2020, and February 16, 2021, respectively. Each of these awards was rolled over as part of the merger consideration and cliff vest after three years from the original grant date with accrued dividends paid out in cash.

Option Exercises and Stock Vested
This table provides information on the number and value of options exercised in fiscal 2022 and the vesting of restricted stock (on an aggregate basis).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Andi R. Owen	—	—	36,742	1,548,784
Jeffrey M. Stutz	—	—	8,261	355,782
Christopher M. Baldwin	—	—	14,805	572,654
John P. Michael	—	—	1,904	79,858
Debbie F. Propst	—	—	2,040	88,028
(1) Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.
(2) Value based on the closing market price of the Company’s common stock on the vesting date.

Nonqualified Deferred Compensation
The MillerKnoll, Inc. Executive Equalization Retirement Plan allows all United States employees who have compensation above the statutory ceiling to defer income in the same proportion as if the statutory ceiling did not exist. We make contributions to the Plan such that Company contributions mirror the amounts we would have contributed to the Company’s tax-qualified 401(k) plan had the employee’s compensation not been above the statutory ceiling. Distributions from the Plan are paid out in cash based on the deferral election specified by the participant. We do not guarantee a rate of return under the Plan. Instead, participants make investment elections for their deferrals and company contributions. Investment options are the same as those available under our 401(k) plan.

The Nonqualified Deferred Compensation table below provides certain information relating to our compensation plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Aggregate Balance at May 29, 2021 ($)	Executive Officer Contributions in Fiscal 2022(1) ($)	Registrant Contributions in Fiscal 2022(2) ($)	Aggregate Earnings in Fiscal 2022(3) ($)	Aggregate Withdrawals/ Distributions in Fiscal 2022 ($)	Aggregate Balance at May 28, 2022 ($)
Andi R. Owen	500,878	94,077	150,338	(60,246)	—	685,047
Jeffrey M. Stutz	680,426	82,828	45,904	(58,678)	—	750,480
Christopher M. Baldwin	—	29,494	—	(1,693)	—	27,801
John P. Michael	133,878	68,491	30,062	(20,438)	—	211,993
Debbie F. Propst	—	6,462	22,198	(2,397)	—	26,263
(1)Amounts in this column represent the deferrals of base salary earned in fiscal 2022 included in the Summary Compensation Table under Salary, plus deferral of amounts earned in fiscal 2021 and paid in fiscal 2022 under the AIP included in the fiscal 2021 Summary Compensation Table under Non-Equity Incentive Plan Compensation.
(2)Amounts in this column represent the Company’s contribution and are included in the “All Other Compensation” column of the Summary Compensation Table.
(3)Amounts reflect increases (decreases) in value of the employee’s account during the year, based upon deemed investment of deferred amounts.

2022 Proxy Statement 37

Potential Payments Upon Termination, Death, Disability, Retirement, or Change in Control
The following table quantifies the estimated payments that would be made to each NEO in the event of his or her termination by the Company without cause, in the event of his or her termination under circumstances that would trigger payments under change in control agreements, and upon a change in control without a termination of employment, in each case assuming that the change in control and/or termination occurred on May 28, 2022.

Name	Benefit	Death ($)	Disability ($)	Retirement ($)	Without Cause ($)	Change in Control ($)
Andi R. Owen	Cash Severance(1)	—	—	—	1,650,000	7,425,000
	Unvested Restricted Stock Units(2)	1,920,910	1,920,910	—	1,141,436	1,920,910
	Unvested Performance Stock Units(3)	890,945	510,072	—	890,945	2,179,753
	Unvested Stock Options(4)	—	—	—		2,079,530
	Health and Welfare(5)(6)	—	—	—	50,058	50,058
	Total	2,811,855	2,430,982	—	3,732,439	13,655,251
Jeffrey M. Stutz	Cash Severance(1)	—	—	—	840,000	1,904,000
	Unvested Restricted Stock Units(2)	475,018	475,018	—	274,512	475,018
	Unvested Performance Stock Units(3)	224,791	224,791	—	224,791	563,029
	Unvested Stock Options(4)	—	—	—	—	536,804
	Health and Welfare(5)(6)	—	—	—	32,069	32,069
	Total	699,809	699,809	—	1,371,372	3,510,920
Christopher M. Baldwin	Cash Severance(1)	—	—	—	841,500	1,907,400
	Unvested Restricted Stock Units(2)	1,015,455	1,015,455	—	148,428	1,015,455
	Unvested Performance Stock Units(3)	35,052	—	—	35,052	114,715
	Unvested Stock Options(4)	—	—	—	—	—
	Health and Welfare(5)(6)	—	—	—	58,295	58,295
	Total	1,050,507	1,015,455	—	1,083,275	3,095,865
John P. Michael	Cash Severance(1)	—	—	—	765,000	1,734,000
	Unvested Restricted Stock Units(2)	274,506	274,506	—	90,997	274,506
	Unvested Performance Stock Units(3)	188,509	92,742	—	188,509	483,104
	Unvested Stock Options(4)	—	—	—	—	64,676
	Health and Welfare(5)(6)	—	—	—	55,680	55,680
	Total	463,015	367,248	—	1,100,186	2,611,966
Debbie F. Propst	Cash Severance(1)	—	—	—	840,000	1,904,000
	Unvested Restricted Stock Units(2)	471,942	471,942	—	253,874	471,942
	Unvested Performance Stock Units(3)	221,081	115,932	—	221,081	556,241
	Unvested Stock Options(4)	—	—	—	—	382,813
	Health and Welfare(5)(6)	—	—	—	45,617	45,617
	Total	693,023	587,874	—	1,360,572	3,360,613
(1)“Without Cause” amount equals 18 months of base salary and “CIC” amount equals 3x (CEO) or 2x (other NEOs) base salary plus greater of prior year actual bonus or current year target bonus.
(2)Accelerated vesting and no proration for time worked for “Death,” “Disability,” “Retirement,” (awards are prorated if retirement occurs within the first 12 months of grant date) and “CIC.” Accelerated vesting and proration for time worked for “Without Cause.”
(3)For “Death,” accelerated vesting and proration based on time worked. For “Disability,” accelerated vesting and proration based on time worked only for awards granted in fiscal 2021. For “Retirement,” accelerated vesting and proration based on time worked only for awards granted in fiscal 2021 and accelerated vesting and no proration for awards granted prior to fiscal 2021. For “Without Cause,” accelerated vesting and proration based on time worked only for awards granted in fiscal 2021. For “CIC,” accelerated vesting and no proration for time worked. All scenarios use actual performance and are based on the following: AOI PSUs granted in FY 2020 equal to 0% of target, Revenue PSUs granted in FY 2020 equal to 0% of target, Relative TSR PSUs granted in FY 2021 equal to 103% of target, AOI PSUs granted in FY 2022 equal to 95% of target, Revenue PSUs granted in FY 2022 equal to 108.5% of target Revenue PSUs granted in FY 2022 equal to 137.5% of target.

Footnotes continued on next page
38 MillerKnoll, Inc.

(4)Forfeited under “Death,” “Disability,” and “Without Cause.” Continued vesting under “Retirement.” Accelerated vesting under “CIC.” There is no accelerated vesting of stock options or PSUs under a “Retirement” scenario. Awards, in full or pro-rated, continue to vest.
(5)For Health and Welfare Benefits, “Without Cause” amount equals 18 months of benefits continuation and “CIC” amount equals 36 months (CEO) or 24 months (other NEOs) benefits continuation.
(6)Other benefits reflect outplacement ($25,000).

Potential Payments Upon Termination without Change in Control
•18 months base salary continuation for NEOs if they are terminated for reasons other than cause.
•Maintain health insurance during salary continuation period.
•Employee provides the Company with a release of all claims and agrees not to work for a competitor or solicit employees during the salary continuation period.

Potential Payments Upon Termination in Connection with Change in Control
In fiscal 2022, each NEO was party to a CIC Agreement with the Company that contains “double-trigger” change in control provisions. These provisions state that there must be both a change in control and the employee must incur an actual or constructive termination of employment by us to be entitled to a payment.

A change in control (as defined) occurs if:
•A third party becomes the owner of 35% or more of the Company’s stock,
•A majority of the Board of Directors is composed of persons who are not recommended by the existing Board, or
•Under certain transactions involving a merger or reorganization, a sale of all or substantially all of the Company’s assets, or a liquidation in which the Company does not maintain certain control thresholds.

An executive is entitled to a payment under the CIC Agreement if, within two years after a change in control, if the Company terminates the employment of the executive without cause or for good reason, which is defined as the occurrence of any one or more of the following without the executive’s express written consent:

•The executive is assigned duties at any time during the six months prior to the change in control that are materially different from or inconsistent with the duties, responsibilities, and status of the executive’s position or which result in a significant reduction in the executive’s authority and responsibility as an executive within the Company or a subsidiary.
•A reduction in the executive’s base salary, target value of the annual incentive, or target value of the long-term incentive plan awards.
•The Company requires the executive to be based at a location over 50 miles from the facility, that is the executive’s principal business office at the time of the change in control.
•A reduction of 5% or more in the aggregate benefits provided to the executive and their dependents under the Company’s employee benefit plans.
•The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the CIC Agreement.

If both triggering events occur, then the NEO is entitled to a change in control payment that consists of:

•A lump sum cash amount equal to the executive’s annual base salary, multiplied by two (or three, in the case of the CEO).
•A lump sum cash amount equal to two (or three, in the case of the CEO) times the greater of (1) the executive’s average bonus over the previous three years or (2) the executive’s target bonus for the fiscal year in which the change of control occurs, plus a prorated amount of executive’s target bonus for the fiscal year in which the termination date occurs.
•Healthcare coverage, and life and disability insurance for the 24 (or 36, in the case of the CEO) consecutive month period beginning immediately after the termination date.
•Outplacement services up to a maximum of $25,000.
•All outstanding awards held by executive under the Company’s LTIP shall vest in full as of the termination date. Specific treatment of each award type is summarized in the Vesting of Long-Term Incentive Awards section below.

2022 Proxy Statement 39

The Company has no obligation to make a “gross-up” payment to the executive officer if the amount of the payments under the change in control agreements is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986.

To receive the payments, the NEO is obligated to comply with certain restrictive covenants under the agreement, which include committing the executive to refrain from competing with the Company for a period equal to the number of years of compensation received under the agreement.

Accelerated Vesting Upon Death, Disability, Retirement, or Change in Control
The MillerKnoll, Inc. Executive Equalization Retirement Plan, as described in the Nonqualified Deferred Compensation section, contains provisions that permit accelerated vesting upon death, disability, or change in control. In the event of a change in control, the Executive Equalization Retirement Plan provides for the acceleration of payment even if the NEO has not been terminated. The definition of change in control for this plan is the definition contained in Treasury Regulations for Section 409A of the Internal Revenue Code.

Vesting of Long-Term Incentive Awards
Change in Control (with a qualifying termination), Death, Disability, Retirement, and Termination without Cause unrelated to a change in control as outlined in the table below:

Long-Term Incentive Vehicle	CIC with a Qualifying Termination	Termination Upon Death and Disability	Qualified Retirement	Termination without Cause Unrelated to CIC
Stock Options	Unvested stock options vest in full.	Unvested stock options are forfeited. Exercise period for vested options will be five years from the date of the event or the remaining life of the option if less. If the executive dies while on disability, the exercise period is the longer of the five-year exercise period or one year after the date of death, not to exceed the remaining life of the option.	Unvested stock options continue to vest. If an executive retires in the first year after the award date, unvested stock options will be prorated as defined by the award agreement.

			Exercise period for vested options will be five years from the date of retirement.	Unvested stock options are forfeited. Vested options must be exercised within three months following termination or they are forfeited.
RSUs	Unvested RSUs vest in full.	Unvested RSUs vest in full.	Unvested RSUs vest in full. If an executive retires in the first year, unvested RSUs will be prorated as defined by the award agreement.	Unvested RSUs are forfeited.
PSUs	Unvested PSUs earned are based on actual performance through the CIC date.	Vesting is not accelerated. Target PSUs are prorated for time worked during the performance period with continued vesting. PSUs earned are based on actual performance over the performance period.	Vesting is not accelerated. If an executive retires in the first year, the target PSUs will be prorated as defined by the award agreement.	Vesting is not accelerated. Target PSUs are prorated for time worked during the performance period with continued vesting. PSUs earned are based on actual performance over the performance period.

40 MillerKnoll, Inc.

CEO PAY RATIO
Pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, we are required to disclose the annual total compensation for both our Chief Executive Officer and median employee and the ratio of those two amounts. For fiscal 2022:

•The annual total compensation of our Chief Executive Officer was $4,984,838.
•The annual total compensation of our identified median employee was $44,810.
•The ratio of the annual total compensation of our Chief Executive Officer to that of our identified median employee was 111 to 1.

The methodology we used to identify our median employee for this pay ratio analysis is summarized in the following table:

Item	Description
Determination Date	March 27, 2021
Employee Population(1)	Total employee population (excluding the CEO) as of the determination date was 7,696.
Consistently Applied Compensation Measure (CACM)	Gross wages, measured over 12 months ending on the determination date. For new hires, we annualized gross wages for any employees hired during the 12 month period ending on March 27, 2021. For non-U.S. employees, values were converted into USD using the exchange rates in effect on the determination date.
(1)As permitted by SEC rules, we did not include approximately 3,100 individuals who became our employees as a result of our acquisition of Knoll in July 2021.

EQUITY COMPENSATION PLAN INFORMATION
The table below presents information as of May 28, 2022, for the MillerKnoll, Inc. 2020 Long Term Incentive Plan (the “LTI Plan”), the Knoll, Inc. 2021 Stock Incentive Plan, as amended (the “Knoll Plan”), and the MillerKnoll, Inc. Employee Stock Purchase Plan (the “ESPP”), which were approved by our shareholders. For a description of the awards issued under these plans, see Note 10 - Stock-Based Compensation of our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2022. We do not have any equity compensation plans that have not been approved by our shareholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders	2,799,309	26.83	6,947,255
(1)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSAs, RSUs and PSUs, which have no exercise price.
(2)As of May 28, 2022, 5,614,210 shares, 901,157 shares, and 431,888 shares remain available for future issuance under the LTI Plan, the Knoll Plan and the ESPP, respectively.

2022 Proxy Statement 41

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and holders who beneficially own greater than 10% of our common stock, to file certain reports of securities ownership and changes in such ownership with the SEC. Specific due dates for these reports have been established by the SEC, and the Company is required to report any known failure to file by these dates in this Proxy Statement.

To the Company’s knowledge, based solely on a review of the copies of the reports filed with the SEC and on written representations from certain reporting persons that no other reports were required, we believe all filings required by our officers, directors and persons who own more than 10% of our outstanding common stock were timely filed for the fiscal year ended May 28, 2022, except for the following which were delinquent due to administrative error:

•One Form 3 and one Form 4 for Christopher Baldwin each filed on July 22, 2021, in conjunction with his appointment as an executive officer and to report the conversion of his Knoll equity awards which occurred on July 19, 2021, respectively;
•One Form 4 filed for Richard Scott on November 18, 2021, to report two equity award grants which occurred on July 13, 2021, and vests which occurred on July 16, 2021, and August 1, 2021;
•One Form 3 and one Form 4 for Kartik Shethia each filed on February 8, 2022, in conjunction with his appointment as an executive officer on October 12, 2021, and one vest which occurred on January 14, 2022, respectively; and
•One Form 4 filed for Kevin Veltman on November 18, 2021, to report an equity award grant which occurred on July 13, 2021, the conversion of Knoll shares which occurred on July 19, 2021, and vests which occurred on July 16, 2021, and August 1, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board of Directors has adopted a written policy on related party transactions. Under that policy, with certain limited exceptions, all proposed transactions between the Company and any directors or officers or their respective affiliates are required to be reported to the Governance and Corporate Responsibility Committee.

The policy provides that certain categories of related party transactions are pre-approved, including certain small transactions where the related party is not an executive officer of the other party, employee compensation reported in the Company’s proxy statement or that would be reported if the employee was a named executive officer, director compensation reported in the Company’s proxy statement, transactions based on ownership of the Company’s common stock that are pro rata with all other shareholders, transactions determined by competitive bids, and transactions with terms fixed in conformity with law or governmental authority. The Governance and Corporate Responsibility Committee review all other proposed transactions. In determining whether to approve or ratify a transaction under the policy, the Governance and Corporate Responsibility Committee will take into account, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (2) the extent of the interest in the transaction. If the transaction involves a director or a nominee for director, the Committee should also consider whether the transaction will impact such individual’s status as an independent director pursuant to applicable SEC and/or Nasdaq rules.

42 MillerKnoll, Inc.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This report contains references to Organic Net Sales, Adjusted Earnings per Share - diluted, Adjusted Operating Earnings (Loss), Adjusted Operating Expenses, and Adjusted Gross Margin which are non-GAAP financial measures. Organic Net Sales represents the change in reported Net sales, excluding currency translation effects and the impact of acquisitions. Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from adjustments related to restructuring expenses, impairments, acquisition and integration charges, and other special charges or gains, including related taxes. Adjusted Operating Earnings represents reported operating earnings plus restructuring expenses, impairments, acquisition and integration charges, and other special charges. Restructuring expenses include actions involving facilities consolidation and optimization, targeted workforce reductions, and costs associated with an early retirement program. Special charges include certain costs arising as a direct result of COVID-19. Adjusted Operating Expenses represents reported operating expenses excluding acquisition and integration charges, amortization of purchased intangibles, restructuring expenses and other special charges or gains. Adjusted Gross Margin represents gross margin plus amortization of purchased intangibles and other special charges.

The Company believes presenting these Non-GAAP financial measures is useful for investors as it provides financial information on a more comparative basis for the periods presented by excluding items that are not representative of the ongoing operations of the Company.

Organic Net Sales, Adjusted Earnings per Share, Adjusted Operating Earnings, Adjusted Operating Expenses, and Adjusted Gross Margin are not measurements of our financial performance under GAAP and should not be considered as alternatives to the related GAAP measurement. These non-GAAP measurements have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing prominence of our GAAP results and using the non-GAAP financial measures only as a supplement.

The following table reconciles net sales to organic net sales by segment for the fiscal years ended:

	May 28, 2022
(Dollars in millions)	Americas Contract	International Contract	Global Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$1,444.9	$483.2	$856.8	$1,188.5	$(27.4)	$3,946.0
% change from PY	11.0%	21.0%	12.1%	N/A	N/A	60.1%

Adjustments
Acquisitions	—	—	—	(1188.5)	27.4	(1161.1)
Currency Translation Effects (1)	(1.0)	8.4	7.0	—	—	14.4
Organic net sales	$1,443.9	$491.6	$863.8	$—	$—	$2,799.3
Percentage change from PY	11.1%	23.1%	13.0%	N/A	N/A	13.6%

	May 29, 2021
(Dollars in millions)	Americas Contract	International Contract	Global Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$1,301.3	$399.5	$764.3	$—	$—	$2,465.1

Adjustments
Acquisitions	—	—	—	—	—	—
Dealer Divestitures	(1.9)	—	—	—	—	(1.9)
Organic net sales	$1,299.4	$399.5	$764.3	$—	$—	$2,463.2
(1)     Currency translation effects represent the estimated net impact of translating current period sales using the average exchange rates applicable to the comparable prior-year period.
2022 Proxy Statement 43

The following table reconciles earnings per share (EPS) to Adjusted EPS for the fiscal years ended:

	May 28, 2022	May 29, 2021
(Loss) EPS - Diluted	$(0.37)	$2.94

Add: Amortization of purchased intangibles	0.87	—
Add: Acquisition and integration charges	1.71	0.17
Add:Special Charges	(0.01)	0.02
Add: Restructuring Charges	—	0.03
Add: Debt extinguishment	0.18	—
Less: Gain on legal settlement	—	(0.08)
Less: Gain on sale of dealer	(0.03)	—
Tax impact on adjustments	(0.43)	(0.01)
Adjusted EPS - Diluted	$1.92	$3.07

Weighted Average Shares Outstanding (used for Calculating Adjusted EPS) – Diluted	73,160,212	59,389,598
The following table reconciles Operating Earnings to Adjusted Operating Earnings for the fiscal years ended:

(Dollars in millions)	May 28, 2022		May 29, 2021
Net Sales, as reported	$3,946.0	100.0%	$2,465.1	100.0%
Gross Margin	$1,352.7	34.3%	$951.1	38.6%
Total Operating Expenses	1,312.9	33.3%	718.6	29.2%
Operating Earnings	39.8	1.0%	232.5	9.4%

Adjustments
Special Charges	—	—%	1.2	—%
Restructuring	—	—%	2.7	0.1%
Amortization of Purchased Intangibles	63.4	1.6%	—	—%
Acquisition and Integration Charges	124.5	3.2%	11.0	0.4%
Gain on Sale of Dealer	(2.0)	(0.1%)	—	—%

Adjusted Operating Earnings	$225.7	5.7%	$247.4	10.0%
The following table reconciles Operating Expenses to Adjusted Operating Expenses for the fiscal years ended:

(Dollars in millions)	May 28, 2022		May 29, 2021
Operating Expenses	$1,312.9	33.3%	718.6	29.2%
Less: Special Charges	—	—%	0.2	—%
Less:Restructuring	—	—%	2.7	0.1%
Less:Amortization of Purchased Intangibles	50.6	1.3%	—	—%
Less:Acquisition and Integration Charges	124.5	3.2%	11.0	0.5%
Add:Gain on Sale of Dealer	(2.0)	(0.1%)	—	—%
Adjusted Operating Expenses	$1,139.8	28.9%	$704.7	28.6%
The following table reconciles Gross Margin to Adjusted Gross Margin for the fiscal years ended:

(Dollars in millions)	May 28, 2022		May 29, 2021

Gross Margin	$1,352.7	34.3%	$951.1	38.6%
Amortization of Purchased Intangibles	12.8	0.3%	—	—%
Special Charges	—	—%	1.0	—%

Adjusted Gross Margin	$1,365.5	34.6%	$952.1	38.6%
44 MillerKnoll, Inc.

SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING
A shareholder wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2023 Annual Meeting of Shareholders and to be included in our proxy materials for that meeting may do so in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934; whereby (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us in writing by our Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 not earlier than the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day, prior to the first anniversary of the preceding year’s annual meeting.

Our Bylaws, which are available on our website at www.millerknoll.com/investor-relations/corporate-governance/bylaws, contain certain procedural requirements that shareholders must follow to nominate a person for election as a director at an Annual Meeting or to bring an item of business before the Annual Meeting. These procedures require that notice of an intention to nominate a person for election to the Board and/or to bring an item of business before our 2023 Annual Meeting must be received in writing by our Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 no earlier than June 19, 2023, and no later than July 19, 2023. The notice must contain certain information about the shareholder making the proposal for nomination, including a representation that the shareholder intends to appear in person or by proxy at the Annual Meeting to nominate the person named in the notice or bring the item of business before the meeting, and about the nominee and/or the item of business and, in the case of a nomination, must be accompanied by a written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We did not receive any proposals to be presented at the 2022 Annual Meeting.

OTHER MATTERS
The cost of the solicitation of proxies will be borne by us. In addition to the use of mail, proxies may be solicited personally or by telephone or electronic means by a few of our regular employees. We may reimburse brokers and other people holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

Our mailing for the fiscal year ended May 28, 2022, includes the Notice of Internet Availability of Proxy Materials. Copies of the Notice of 2022 Annual Meeting of Shareholders and Proxy Statement and the 2022 Annual Report on Form 10-K, both filed with the SEC, are available, without charge, upon written request to either the Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302; or via email to MillerKnoll Investor Relations at investor@hermanmiller.com.

Shareholders are urged to vote promptly. Questions related to your registered holdings should be directed to Computershare Trust Company, N.A., by postal mail to PO Box 50500, Louisville, Kentucky 40233; by overnight delivery to 462 South 4th Street, Suite 1600, Louisville, Kentucky 40202; by phone at 1 866 768 5723 (U.S.) or
1 781 575 2879 (outside the U.S.); or online at www.computershare.com/investor.

By Order of the Board of Directors of MillerKnoll, Inc.

Jacqueline H. Rice
General Counsel and Corporate Secretary
September 2, 2022

2022 Proxy Statement 45

© 2022 MillerKnoll, Inc. All rights reserved.
MillerKnoll, Herman Miller, , Knoll, colebrook bosson saunders, DatesWeiser, Design Within Reach,
Edelman Leather, fully, Geiger, HAY, Holly Hunt, KnollTextiles, maars living walls, maharam, muuto, naughtone, spinneybeck | filzfelt are among the registered U.S. trademarks of MillerKnoll, Inc. and its subsidiaries.
All other trademarks are the property of their respective owners.

naughtone fully

colebrook bosson saunders

DESIGN WITHIN REACH

EDELMAN LEATHER

HAY

KnollTextiles

GEIGER

spinneybeck | filzfelt

Knoll

HermanMiller

maars LIVING WALLS

MUUTO

maharam

DATESWEISER

HOLLY HUNT

MillerKnoll

MillerKnoll

MILLERKNOLL, INC.
ATTN: SHAREHOLDER SERVICES
855 EAST MAIN AVENUE
ZEELAND, MI 49464-0302

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to submit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the Meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to MillerKnoll, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D90084-P78528 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MILLERKNOLL, INC.

Vote on Directors

The Board of Directors recommends a vote FOR the listed nominees:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Director Vote

   TO ELECT THREE DIRECTORS, EACH TO SERVE A THREE YEAR TERM EXPIRING IN 2025

   01) Lisa A. Kro
   02) Michael C. Smith
   03) Michael A. Volkema

Vote on Proposals

	For	Against	Abstain
2. Proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm.	☐	☐	☐
3. Proposal to approve, on an advisory basis, the compensation paid to the Company's named executive officers.	☐	☐	☐

The Proxies will vote the shares in accordance with the directions on this card. If a choice is not indicated, the Proxies will vote the shares "FOR" the nominees and "FOR" proposals 2 and 3.

At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D90085-P78528

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 17, 2022
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MILLERKNOLL, INC.

By signing this card, voting by telephone or voting by Internet, the shareholder appoints Michael A. Volkema and Jacqueline H. Rice, and each of them, Proxies, with full power of substitution, to vote all of the shares of MillerKnoll, Inc. Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Monday, October 17, 2022, at 10:30 a.m. ET at www.virtualshareholdermeeting.com/MLKN2022, and any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters listed on the reverse side of this card and described in the company's proxy statement, subject to any directions indicated on the reverse side of this card.

Continued and to be signed on reverse side